Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 1,316,866 Outstanding Shares of Common Stock

(including Associated Preferred Stock Purchase Rights)

of

iGo, Inc.

at

$3.95 Net Per Share

by

Steel Excel Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00P.M. NEW YORK CITY TIME, ON AUGUST 22, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Stock Purchase and Sale Agreement, dated as of July 11, 2013 (as it may be amended, supplemented or modified from time to time, the “Purchase Agreement”), by and between Steel Excel Inc., a Delaware corporation (“Purchaser,” “we,” “us,” or “our”), and iGo, Inc., a Delaware corporation (“iGo”). Purchaser is offering to purchase up to 1,316,866 shares of common stock, par value $0.01 per share (the “Shares”), of iGo, together with the associated preferred stock purchase rights issued in connection with and subject to the Amended and Restated Stockholder Rights Agreement (the “Rights Agreement”), dated as of June 20, 2013, as amended, by and between iGo and Computershare Trust Company, N.A., at a price of $3.95 per share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 25, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and any amendments, supplements or modifications thereto, collectively constitute the “Offer”). Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for such Shares.

Only Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. Due to the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares sought in the Offer is properly tendered. Shares not purchased in the Offer will be returned at Purchaser’s expense promptly following the expiration of the Offer. See Section 2 - “Acceptance for Payment; Proration; Payment.”

On July 1, 2013, the board of directors of iGo (the “iGo Board”) unanimously (1) determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of iGo and its stockholders; (2) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and (3) recommended that iGo’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The factors considered by the iGo Board in arriving at its decision to approve the Offer and the Purchase Agreement and to recommend that stockholders of iGo accept the Offer and tender their Shares in the Offer are described in iGo’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and will be mailed to stockholders of iGo.

The Offer is not subject to any financing condition. The Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the Offer, 897,864 Shares (collectively, the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in the Purchase Agreement and described in this Offer, including, among other conditions, (i) the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement and described in this Offer); (ii) that the purchase of the Shares pursuant to the Offer does not result in any impairment or reduction of iGo’s net operating losses under Section 382 of the Internal Revenue Code of 1986, as amended; and (iii) the satisfaction or waiver of the other conditions set forth in the Purchase Agreement and described in this Offer. See Section 15 - “Conditions of the Offer and the Top-Up Purchase.”

A summary of the principal terms of this Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Dated July 25, 2013

IMPORTANT

Any iGo stockholder desiring to tender Shares in the Offer should:

1.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•

contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message. See Section 3 - “Procedures for Tendering Shares - Book-Entry Transfer;”

•	if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to Computer Share Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

3.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer before the expiration of the Offer.

Any iGo stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 - “Procedures for Tendering Shares - Guaranteed Delivery.”

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders also may contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

This Offer to Purchase has not been approved or disapproved by the United States Securities Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase or Letter of Transmittal. Any representation to the contrary is unlawful.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

INTRODUCTION	9

THE OFFER	12

1. Terms of the Offer	12

2. Acceptance for Payment; Proration; Payment	14

3. Procedures for Tendering Shares	15

4. Withdrawal Rights	18

5. Certain Material United States Federal Income Tax Consequences	19

6. Price Range of Shares; Dividends	21

7. Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations	22

8. Certain Information Concerning iGo	24

9. Certain Information Concerning Purchaser and Certain Related Parties	26

10. Source and Amount of Funds	27

11. Background of the Offer; Contacts with iGo	28

12. Transaction Document	31

13. Purpose of the Offer; Plans for iGo	42

14. Dividends and Distributions	43

15. Conditions of the Offer and Top-Up Purchase	43

16. Certain Legal Matters; Regulatory Approvals	44

17. Fees and Expenses	45

18. Miscellaneous	46

Schedule 1 - Directors and Executive Officers of Purchaser and Certain Related Parties	47

SUMMARY TERM SHEET

Securities Sought:

Up to 1,316,866 outstanding shares of common stock, par value $0.01 (the “Company Common Stock”), of iGo, Inc. (“iGo”),  together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement.

Price Offered Per Share:	$3.95 net to you in cash, without interest and less any applicable withholding tax (such price, or any different price per Share, as may be paid in the Offer).

Scheduled Expiration of Offer:	August 22, 2013, at 5:00 P.M., New York City time, unless extended.

Purchaser:	Steel Excel Inc. (“Purchaser”).

Purchase Agreement:	The Offer is being made pursuant to a Stock Purchase and Sale Agreement, dated as of July 11, 2013, by and between Purchaser and iGo.

iGo Board Recommendation:

The iGo Board has, upon the terms and subject to the conditions set forth in the Purchase Agreement, unanimously (i) determined that the transactions contemplated by the Purchase Agreement, including the Offer, are fair to and in the best interests of iGo and its stockholders, (ii) approved and declared the Purchase Agreement and the transactions contemplated thereby, including the Offer, advisable and (iii) recommended to iGo’s stockholders that they accept the Offer and tender their Shares in the Offer.

The following are some of the questions you, as a stockholder of iGo, may have, and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and is qualified in its entirety by the more detailed descriptions and explanations contained in Offer. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. In this Offer to Purchase, unless the context otherwise requires, the terms “we”, “our” and “us” refer to Purchaser.

Who is offering to buy my Shares?

Our name is Steel Excel Inc. We are a Delaware corporation and are committed to acquiring, strengthening and growing profitable businesses. We currently operate in two reportable segments, Steel Sports and Steel Energy, but may add other segments in the future depending upon acquisition opportunities to further redeploy our working capital. Steel Energy provides well servicing, work over and other services to the oil and gas industry. Steel Sports is a network of branded participatory and experience-based businesses engaged in sports, training, entertainment and consumer lifestyle. More information is available at Steel Excel’s website: www.steelexcel.com. See “Introduction” and Section 9 - “Certain Information Concerning Purchaser and Certain Related Parties.”

What securities are you offering to purchase?

We are offering to purchase up to 1,316,866 Shares, which represents 44.0% of the issued and outstanding shares of Company Common Stock as of July 11, 2013, on a fully diluted basis, on the terms and subject to the conditions set forth in this Offer to Purchase and Letter of Transmittal. See “Introduction” and Section 1 – “Terms of the Offer.”

What happens if the Offer is oversubscribed?

If more than 1,316,866 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, the Shares will be subject to proration. We will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 1,316,866 Shares.

Because of the proration provisions described above, we may not purchase all of the Shares that you tender. See Section 2 - “Acceptance for Payment; Proration; Payment.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay you $3.95 per Share, net to you in cash, without interest and less applicable withholding taxes, for each Share tendered and accepted for payment in the Offer.

Has iGo’s Board approved the Offer?

Yes. The Offer is being made pursuant to the Purchase Agreement. The iGo Board unanimously:

•	determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, iGo and its stockholders;

•	approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and

•	recommended that iGo’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

See Section 11 - “Background of the Offer; Contacts with iGo.”

What is the market value of my Shares as of a recent date?

On July 10, 2013, the last trading day before we announced the execution of the Purchase Agreement, the closing price of iGo’s common stock reported on The NASDAQ Capital Market (“NASDAQ”) was $2.28 per Share. On July 24, 2013, the last full day before commencement of the Offer, the closing price of iGo’s common stock reported on NASDAQ was $3.51 per Share. We advise you to obtain a recent quotation for iGo’s common stock in deciding whether to tender your Shares. See Section 6 - “Price Range of the Shares; Dividends.”

Will I have to pay any fees or commissions?

If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares in the Offer to Computershare Trust Company, N.A., the Depositary for the Offer, you will not have to pay brokerage fees or commissions. If you own Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 – “Terms of the Offer.”

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $5.5 million to purchase the Shares subject to the Offer and to pay related fees and expenses. As of March 31, 2013, we had cash and cash equivalents in the amount of approximately $75.5 million, and will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares validly tendered, accepted for payment and not properly withdrawn in the Offer. The Offer is not conditioned upon any financing arrangements. See Section 10 - “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision of whether to tender Shares in the Offer because:

•	the form of payment in the Offer consists solely of cash;

•	the Offer is not conditioned upon any financing arrangements;

•	we will have sufficient financial resources available to purchase all the Shares subject to the Offer; and

•	we are a public reporting company under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that files reports electronically on EDGAR.

See Section 10 - “Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender your Shares. The Offer currently is scheduled to expire at 5:00 P.M., New York City time, on August 22, 2013 (the “Expiration Date”). The Offer may be extended pursuant to, and in accordance with, the terms of the Purchase Agreement or as may be required by applicable law. See Section 1 - “Terms of the Offer.”

Following the expiration of the Offer, we will not conduct any subsequent offering periods, and iGo stockholders will not have the opportunity to tender additional Shares.

Can the Offer be extended and under what circumstances?

Our ability to extend the Offer is subject to the terms of the Purchase Agreement and applicable law. Pursuant to the Purchase agreement, we may extend the Offer on or prior to the Expiration Date (or any extension thereof), for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any rule or regulation of NASDAQ that is applicable to the Offer. Pursuant to the Purchase Agreement, we are required to extend the Offer for one (1) or more successive extension periods of up to ten (10) business days each, if certain of the conditions to the Offer are not satisfied or waived as of any then scheduled expiration of the Offer. See Section 1 - “Terms of the Offer” and Section 15 - “Conditions of the Offer and the Top-Up Purchase” for additional information.

Notwithstanding the foregoing, we are not required to extend the Offer beyond September 1, 2013; and the ability to extend the Offer does not restrict in any manner our right to terminate the Purchase Agreement in accordance with its terms.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. Any extension will extend the time that you will have to tender your Shares. See Section 1 - “Terms of the Offer.”

 What is the Minimum Condition?

We are not obligated to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not properly withdrawn before the expiration of the Offer at least 897,864 Shares, which represent at least 30.0% of the Shares issued and outstanding on a fully diluted basis as of July 11, 2013 (collectively, the “Minimum Condition”).

What are the most significant conditions to the Offer other than the Minimum Condition?

In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer unless, among other things:

•

the consummation of the Offer will not result in, or would not be reasonably be likely to result in, a reduction or impairment of the net operating losses of iGo under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

•	iGo has no indebtedness for borrowed money (excluding liabilities reflected on iGo’s balance sheet as of March 31, 2013);

•	iGo has cash, cash equivalents and marketable securities in the amount of at least $9,000,000 prior to accounting for certain costs and expenses related to consummation the Offer;

•

iGo shall have terminated the employment of Michael D. Heil as President, Chief Executive Officer and Secretary effective immediately following the Offer closing or, if the Top-Up Purchase (as defined below) is necessary, the Top-Up Purchase closing date;

•	Mr. Heil and one other director of iGo shall have resigned as directors of iGo and such vacancies filled by individuals designated by us;

•	there is no law, regulation, injunction, judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;

•

the representations and warranties of iGo in the Purchase Agreement are true and correct except as would not have a material adverse effect on iGo, or in some cases in all material respects, as of the date of the Purchase Agreement and the Expiration Date;

•

iGo has performed in all material respects any obligation and complied in all material respects with any agreement or covenant of iGo to be performed or complied with by it under the Purchase Agreement prior to the Expiration Date;

•

no change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the dates of the Purchase Agreement that has had or would reasonably be expected to have a material adverse effect on iGo and its subsidiaries taken as a whole (subject to certain exceptions as set forth in the Purchase Agreement and described in this Offer to Purchase); and

•	the Purchase Agreement has not been terminated in accordance with its terms.

The Offer is also subject to certain other conditions. See Section 15 - “Conditions of the Offer and the Top-Up Purchase.”

What is the Top-Up Purchase and when could it be exercised?

If the Minimum Condition is satisfied but we do not acquire 1,316,866 Shares, which represent 44.0% of the issued and outstanding Shares on a fully diluted basis as of July 11, 2013, in the Offer, we are required to purchase from iGo (the “Top-Up Purchase”), subject to limitations and the approval of iGo’s stockholders, a number of additional Shares sufficient to cause us to hold 44.0% of the Shares then outstanding, on a fully diluted basis taking into account those Shares issued upon the exercise of the Top-Up Purchase. The iGo Board has agreed, if necessary, to call a special meeting of the iGo stockholders to approve the sale of Shares to us under the Top-Up Purchase if we acquire less than 1,316,866 Shares in the Offer. The purpose of the Top-Up Purchase is to assure that we hold 44.0% of the outstanding Shares of iGo, on a fully diluted basis, immediately after completion of the transactions contemplated by the Purchase Agreement. See Section 12 - “Transaction Documents” for a more detailed description of the Top-Up Purchase.

How do I tender my Shares?

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to us on your behalf before the expiration of the Offer.

If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

•

complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 - “Procedures for Tendering Shares- Book-Entry Transfer”);

•	if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•

deliver an Agent’s Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to Computershare Trust Company, N.A., the Depositary for the Offer, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

•	transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

If your Shares are registered in your name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

•	have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•

deliver the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary at its address on the back of this Offer to Purchase before the expiration of the Offer.

If you are a record holder, but your stock certificate is not available or you cannot deliver your stock certificate or other documents required by the Letter of Transmittal to the Depositary before the Offer expires, you may be able to obtain three additional trading days of The NASDAQ Capital Market to tender your Shares using the enclosed Notice of Guaranteed Delivery. However, the Depository must receive all necessary documentation within that three-day period or your Shares will not be validly tendered. Please call the Information Agent, MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at (800) 322-2885 for assistance.

See Section 3 - “Procedures for Tendering Shares” for more details.

May I withdraw Shares that I previously tendered in the Offer? Until what time can I withdraw tendered shares?

You can withdraw tendered Shares at any time until the Offer has expired. Unless and until we accept tendered Shares for payment, such Shares may also be withdrawn at any time after September 23, 2013 (which is the 60th day after the date of commencement of the Offer) pursuant to Section 14(d)(5) of Exchange Act. See Section 4 - “Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal with the required information to Computershare Trust Company, N.A., at one of its addresses set forth on the back cover of this Offer to Purchase while you have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 - “Withdrawal Rights.”

 Can holders of vested stock options participate in the Offer?

The Offer is only for Shares and not for any stock options to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable iGo stock option plan and tender the Shares received upon the exercise in accordance with the terms of the Offer. The iGo Board has conditionally accelerated all unvested stock options outstanding as of July 11, 2013 in connection with the Offer, such that holders thereof may participate in the Offer upon exercise of the stock options. See Section 12 - “Transaction Documents - The Purchase Agreement – Treatment of Stock Options and Restricted Stock Units.”

Unexercised stock options may not be tendered in the Offer.

What if I have Restricted Stock Units?

Restricted stock units may not be tendered in the Offer but Shares issued upon the vesting of any restricted stock units may be tendered in the Offer. The iGo Board has conditionally accelerated all restricted stock units outstanding as of July 11, 2013 in connection with the Offer, such that holders thereof may participate in the Offer. See Section 12 - “Transaction Documents – The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.”

What if I have warrants?

The Offer is only for Shares and not for any warrants to acquire Shares. If you hold unexercised warrants and you wish to participate in the Offer, you must exercise your warrants in accordance with the terms of the applicable iGo warrant and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Warrants.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for up to 1,316,866 Shares that are validly tendered and not properly withdrawn, promptly after the date of expiration of the Offer and acceptance of the Shares for payment, subject to the satisfaction or waiver of the conditions to the Offer described in Section 15 - “Conditions of the Offer and the Top-Up Purchase.” See also Section 2 - “Acceptance for Payment; Proration; Payment.” We will announce the final proration factor and commence payment for the Shares purchased pursuant to the Offer promptly after the expiration of the Offer.

We will pay for your validly tendered and not properly withdrawn Shares that we accept for payment by depositing the purchase price with Computershare Trust Company, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares that are accepted for payment will be made only after timely receipt by Computershare Trust Company, N.A., of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3 - “Procedures for Tendering Shares- Book-Entry Transfer”), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See Section 2 - “Acceptance for Payment; Proration; Payment.”

What is the purpose of the Offer?

The purpose of the Offer is for us to acquire a significant ownership interest in iGo, together with representation on iGo’s Board, in an attempt to rejuvenate, reposition and restructure the iGo business and brand by focusing on profitable business lines and implementing a lower cost structure to achieve profitability. We may also encourage iGo to look at other business opportunities to enhance stockholder value without adversely affecting iGo’s net operating losses under Section 382 of the Code.

Upon the completion of the Offer, we will designate individuals to replace two of the four members of the iGo Board, as described above. In addition, Mr. Heil, the current Chief Executive Officer and a member of the iGo Board will be terminated as Chief Executive Officer and will resign from the iGo Board. See Section 12 - “Transaction Documents - The Purchase Agreement - Post-Offer iGo Board.”

Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in any change in the iGo Board or management or any other material change in iGo’s corporate structure or business. Because of the limitations imposed by Section 382 of the Code, we would also be prohibited from acquiring any further significant stake in iGo for three years after the consummation of the Offer.

See Section 13 - “Purpose of the Offer; Plans for iGo.”

If the Offer is completed and Shares are accepted for payment, do you expect iGo to continue to be traded as a public company?

After completion of the Offer, we anticipate that iGo will delist from NASDAQ and cease to be a reporting company under the Exchange Act to reduce iGo's ongoing expenses with being a SEC reporting company. iGo currently has fewer than 300 stockholders of record, or "record holders," which enables iGo to take action to delist from NASDAQ and suspend the registration of its Common Stock under the Exchange Act, regardless of the Offer. Should iGo delist from NASDAQ and suspend registration of iGo’s Common Stock under the Exchange Act, iGo will no longer be required file annual, quarterly and other reports with the SEC and its executive officer, directors and 10% stockholders will no longer be required to file reports relating to their transactions in iGo’s Common Stock.  In addition, any trading in Common Stock, including the Shares, will continue, if at all, in privately negotiated sales or in the over-the-counter (OTC Pink) market. However, trading opportunities in the OTC market will be dependent upon whether any broker-dealers continue to make a market for the Company Common Stock, and iGo cannot guarantee or anticipate whether the Company Common Stock will continue to be quoted in the OTC market. See Section 7 - “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”

Are there any other agreements between Purchaser and iGo?

Yes. Pursuant to the Purchase Agreement, among other things, upon consummation of the Offer; (i) we will initially have the right to designate two out of four members of the iGo Board; (ii) iGo will call, if necessary, a special meeting of iGo stockholders to consider (A) approval of the Top-Up Purchase, if required, and (B) amendment of iGo’s charter documents to prevent stockholders from acquiring more than a 4.9% (and possibly 3%) ownership interest in iGo without prior iGo Board approval; (iii) the iGo Board may consider entering into an agreement with SP Corporate Services, LLC, an affiliate of Purchaser, to provide certain administrative functions to iGo; and (iv) the iGo’s Board may consider causing iGo to delist from NASDAQ and cease to be a reporting company under the Exchange Act. See Section 12 - “Transaction Documents - The Purchase Agreement – The Offer.”

In addition, iGo and we have entered into a Tender and Voting Agreement (the “Tender Agreement”) with Adage Capital Partners, L.P. (“Adage”), the beneficial owner of 612,457 Shares, which represent 21.0% of iGo’s issued and outstanding Shares. Pursuant to the Tender and Voting Agreement, Adage has agreed, among other things, (i) to tender its Shares in the Offer; (ii) to vote (or caused to be voted) its Shares in favor of (A) the Top-Up Purchase, if required, (B) an amendment of iGo’s charter documents to prevent stockholders from acquiring more than a 4.9% (and possibly 3%) ownership interest in iGo without prior iGo Board approval, and (C) against any action or transaction that is intended or reasonably expected to impede, interfere with, delay, discourage or adversely affect the Top-Up Purchase, if required, or any other transaction contemplated by the Purchase Agreement or Tender and Voting Agreement; and (iii) to restrictions on the transfer of any Shares held by Adage after completion of the Offer which will prohibit any sale, transfer, tender, pledge, encumbrance, assignment or other disposition of such Shares by Adage for a period of three years after the date of the Tender and Voting Agreement. To facilitate performance of the Tender and Voting Agreement, Adage has granted us a proxy to vote Adage’s Shares, on its behalf, with respect to the above matters only.

If I decide not to tender, how will the Offer affect my Shares?

iGo stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of iGo. As a result, such stockholders will continue to participate in the future performance of iGo and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer. However, we anticipate that, following completion of the Offer, iGo will delist from NASDAQ and suspend the registration of the Common Stock under the Exchange Act. If this occurs, any trading in the Company’s Common Stock, including the Shares, will continue, if at all, in privately negotiated sales or in the over-the-counter (OTC Pink) market. However, trading opportunities in the OTC market will be dependent upon whether any broker-dealers continue to make a market for iGo’s Common Stock, and iGo cannot guarantee or anticipate whether the Company Common Stock will continue to be quoted in the OTC market. We can give no assurance, however, as to a ready market for or the price at which an iGo stockholder may be able to sell his, her or its Shares in the future. See Section 7 - “Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations.”

What are the “associated preferred stock rights?”

Pursuant to the Rights Agreement, the iGo Board declared a dividend of one right to purchase one one-thousandth of a share of iGo’s preferred stock for each Share then outstanding. These rights are not represented by separate certificates. Instead, they are evidenced by certificates of the Shares and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to the Shares shall include the associated preferred stock purchase rights. Unless the preferred stock purchase rights are redeemed prior to the expiration of the Offer, a tender of the Shares will constitute a tender of the associated preferred stock purchases rights.

As part of the transactions contemplated by the Purchase Agreement, iGo has agreed to amend the Rights Agreement to render it inapplicable to the Offer, the Tender Agreement, the Purchase Agreement, and the transactions contemplated thereby. In addition, the amendment provides that, among other things, neither the Purchaser nor its affiliates and associates will be or become, or be deemed to be or become, an “Acquiring Person” or a “Beneficial Owner” of Company Common Stock as a result of an Exempt Event (as such capitalized terms are defined in the Rights Agreement). As a result, neither the execution of the Purchase Agreement nor the consummation of the Offer or the other transactions contemplated by the Purchase Agreement will trigger the separation or exercise of the stockholder rights or any adverse event or notice requirement under the Rights Agreement.

Are appraisal rights available in the Offer?

No. Appraisal rights are not available to holders of Shares in connection with the Offer.

 What are the federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5 - “Certain Material United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize gain or loss equal to the difference between the amount of cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5 - “Certain Material United States Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer provided, that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

iGo stockholders should read carefully the section entitled “Certain Material United States Federal Income Tax Consequences” and should consult their own tax advisors regarding the tax considerations applicable to them in their particular circumstances. See Section 5 - “Certain Material United States Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

For further information, you can contact MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) or tenderoffer@ mackenziepartners.com (email). See the back cover of this Offer to Purchase.

To all holders of Common Stock of iGo:

INTRODUCTION

Steel Excel Inc., a Delaware corporation (“Purchaser,” “we,” “us,” or “our”), is offering to purchase up to 1,316,866 shares of common stock, par value $0.01 per share (the “Shares”),  of iGo Inc., a Delaware corporation (“iGo”), together with the associated preferred stock purchase rights issued in connection with and subject to the Amended and Restated Stockholder Rights Agreement (the “Rights Agreement”), dated as of June 20, 2013, as amended, by and between iGo and Computershare Trust Company, N.A., which represent 44.0% of the issued and outstanding shares of Company Common Stock, on a fully diluted basis, as of July 11, 2013, at a price of $3.95 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated July 25, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and any amendments, supplements or modifications thereto, collectively constitute the “Offer”). Unless the context otherwise requires, all references to the Shares shall include the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement, and unless the associated rights are redeemed prior to the expiration of the Offer, a tender of Shares will also constitute a tender of the associated rights. No additional consideration will be paid for the associated rights. Unless we extend the expiration date of the Offer in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire on August 22, 2013, at 5:00 P.M., New York City time (such initial or extended expiration date in accordance with the terms of the Purchase Agreement and applicable law, the “Expiration Date”).

Only Shares validly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares that we seek is tendered. We will return Shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the expiration of the Offer. See Section 2 - “Acceptance for Payment; Proration; Payment.”

Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name through a broker, dealer, commercial bank, trust company or other nominee should consult with their broker, dealer, commercial bank, trust company or other nominee to determine if they charge any transaction fees in connection with tendering Shares. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay or cause to be paid all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See Section 17 - “Fees and Expenses.”

The Offer is being made pursuant to a Stock Purchase and Sale Agreement, dated as of July 11, 2013, by and between Purchaser and iGo (the “Purchase Agreement”). On July 1, 2013, the board of directors of iGo (the “iGo Board”) unanimously (1) determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, iGo and its stockholders; (2) approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and (3) recommended that iGo’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

A more complete description of the reasons for the iGo Board’s approval of the Purchase Agreement and the transactions contemplated thereby, including the Offer, will be set forth in iGo’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (“SEC”) under the Exchange Act, in connection with the Offer, a copy of which (without certain exhibits) will be furnished to stockholders of iGo.

Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement, including, among other conditions:

•

there being validly tendered and not withdrawn in accordance with the terms of the Offer, at least 897,864 Shares, which represent at least 30.0% of the total number of then issued and outstanding shares of Company Common Stock, on a fully diluted basis as of July 11, 2013 (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) (the “Minimum Condition”);

•

the purchase of the Shares pursuant to the Offer will not result, or would not be reasonably likely to result, in a reduction or impairment of the net operating losses of iGo (the “NOL Condition”) under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

•

there being no change, event, effect, occurrence or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on iGo and its subsidiaries taken as a whole (subject to certain exceptions as set forth in the Purchase Agreement and described in this Offer to Purchase) (the “MAE Condition”);

•	iGo has no indebtedness for borrowed money (excluding liabilities reflected on iGo’s balance sheet as of March 31, 2013);

•

iGo has cash, cash equivalents and marketable securities in the amount of at least $9,000,000 prior to accounting for certain cost and expenses related to consummation the Offer (as set forth in the Purchase Agreement);

•

iGo shall have terminated the employment of Michael D. Heil as President, Chief Executive Officer and Secretary effective immediately following the Offer closing or, if the Top-Up Purchase  is necessary, the Top-Up Purchase closing date;

•	Mr. Heil and one other director of iGo shall have resigned as directors of iGo and such vacancies filled by individuals designated by us;

•	there is no law, regulation, injunction, judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;

•

the representations and warranties of iGo in the Purchase Agreement are true and correct except as would not have a material adverse effect on iGo, or in some cases in all material respects, as of the date of the Purchase Agreement and the closing of the Offer;

•

iGo has performed in all material respects any obligation and complied in all material respects with any agreement or covenant of iGo to be performed or complied with by it under the Purchase Agreement prior to the closing of the Offer; and

•	the Purchase Agreement has not been validly terminated in accordance with its terms.

The Offer is not subject to any financing condition. See Section 15 - “Conditions of the Offer and the Top-Up Purchase.”

iGo has represented to us that as of the close of business on July 11, 2013, there were (i) an aggregate of 2,916,567 Shares issued and outstanding; (ii) an aggregate of 45,833 Shares subject to outstanding stock option grants; (iii) an aggregate of 30,062 Shares issuable upon the vesting of outstanding restricted stock units; (vi) an aggregate of 417 Shares subject to outstanding warrants; and (v) no Shares were held by the Company in treasury. Based on the foregoing, the 1,316,866 Shares that we are offering to purchase in the Offer represent 44.0% of the shares of Company Common Stock issued and outstanding as of July 11, 2013, on a fully diluted basis, and we believe, assuming additional Shares are not issued prior to the Expiration Date, that the Minimum Condition would be satisfied if 897,864 Shares are validly tendered and not properly withdrawn prior to expiration of the Offer (as it may be extended in accordance with the terms of the Purchase Agreement). If the Minimum Condition is satisfied and we accept for payment the Shares tendered in the Offer, we will be able to designate two directors to iGo’s board of directors. See Section 13 - “Purpose of the Offer; Plans for iGo” and Section 12 - “Transaction Documents.”

If we hold at least 897,864 but less than 1,316,866 Shares after completion of the Offer, we are obligated, subject to the satisfaction or waiver of a number of conditions set forth in the Purchase Agreement, including stockholder approval if necessary, to purchase (the “Top-Up Purchase”) immediately following consummation of the Offer, at a price per share equal to the Offer Price, additional newly-issued Shares equal to the number of Shares that, when added to the number of Shares owned by us immediately following consummation of the Offer, will constitute 44.0% of the number of Shares then issued and outstanding, on a fully diluted basis, as adjusted for and taking into account those Shares issued upon the exercise of the Top-Up Purchase. See Section 12 - “Transaction Documents – The Purchase Agreement – Top-Up Purchase.”

Pursuant to the Purchase Agreement, the iGo Board has conditionally accelerated the vesting in full of all outstanding stock options to purchase Shares and restricted stock units of the Company, such that holders thereof may participate in the Offer. The Offer is made only for Shares and is not made for any stock options to acquire Shares or restricted stock units. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.” The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material United States Federal Income Tax Consequences.” Holders of options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or the issuance of Shares upon the vesting of restricted stock units.

Adage Capital Partners, L.P., a Delaware limited partnership (“Adage”), which beneficially owns 612,457 Shares representing approximately 21.0% of iGo’s issued and outstanding Shares, has entered into a tender and voting agreement with iGo and us, dated as of July 11, 2013 (“Tender and Voting Agreement”). Pursuant to the Tender and Voting Agreement, Adage has agreed, among other things, to (i) tender (and not withdraw, except under certain circumstances) all Shares beneficially owned by Adage as of the date of the Tender and Voting Agreement and any Shares issued to or otherwise subsequently acquired or owned by Adage thereafter in the Offer; (ii) support the Offer and the other transactions contemplated by the Purchase Agreement, including, among other things, by voting any Shares beneficially owned by Adage (A) in favor of the Top-Up Purchase, if necessary, (B) in favor of amendments to iGo’s certificate of incorporation and bylaws to implement restrictions preserving iGo’s net operating losses under Section 382 of the Code and preventing any new stockholders of iGo from acquiring Shares representing 4.9% (and, subject to iGo Board approval, 3.0%) or more of the outstanding Shares of iGo, and (C) against any action intended or reasonably expected to impede, interfere with, delay or adversely affect the transactions contemplated by the Purchase Agreement; (iii) appoint us as Adage’s proxy to vote any Shares beneficially owned by Adage in accordance the matters described in subsection (ii) above; and (iv) impose restrictions on any sale, assignment, pledge, transfer or other disposition of Shares beneficially owned by Adage, except in the Offer or otherwise with the consent of iGo and us, for a period of three years after the date of the Tender and Voting Agreement. See Section 12 - “Transaction Documents – The Tender and Voting Agreement.”

Consummation of the Offer will constitute a “change of control” and the termination of employment will constitute a “termination event” for the purposes of certain employment and other agreements between iGo and Michael D. Heil, resulting in iGo’s payment to Mr. Heil of $849,150 in cash, plus accrued paid time off, continued health benefits and certain other benefits provided by his employment agreement.

Consummation of the offer will also constitute a "change of control" under certain employment and other agreements between iGo and Phillip Johnson, iGo's Vice President, Product Development, resulting in iGo's payment to Mr. Johnson of severance payments equal to twelve months of his salary and targeted annual bonus, plus accrued paid time off, continued health benefits for a 12-month period therewith and certain other benefits. Mr. Johnson currently receives an annual salary of $200,000 and has a targeted annual cash bonus of 40% of his current salary.

Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 - "Certain Material United States Federal Income Tax Consequences."

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions set forth in the Offer (including, if the Offer is extended or amended in accordance with the Purchase Agreement, the terms and conditions of any extension or amendment), we will accept for payment and pay $3.95 per Share, net to seller in cash, without interest and less any applicable withholding tax, for up to 1,316,866 Shares, to the extent such Shares are validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4 - “Withdrawal Rights.” Notwithstanding the foregoing, in no event shall we be required to accept Shares for payment or pay for such Shares to the extent that such purchase of Shares would result in a reduction in or impairment of iGo’s net operating losses or other deferred tax benefits under Section 382 of the Code, in which case the number of Shares accepted for payment in the Offer shall be reduced to the maximum amount permitted without triggering such loss in benefits, less 5.0% of the outstanding and issued shares of Company Common Stock. Unless we extend the Expiration Date in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire at the end of the day on August 22, 2013, at 5:00 P.M., New York City time.

We may, without iGo’s consent, extend the Offer to the extent required by applicable laws or applicable rules, regulations, interpretations or positions of the SEC. If on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer to permit the satisfaction of such conditions (for one or more periods of up to 10 business days). We are not required to extend the Offer beyond September 1, 2013. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer.

There is no financing condition to the Offer. The Offer is conditioned upon the satisfaction of the Minimum Condition, the NOL Condition, the MAE Condition and the other conditions described in Section 15 - "Certain Conditions of the Offer and the Top-Up Purchase."

Subject to the terms of the Purchase Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of iGo, we may not:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive or modify the Minimum Condition;

•	add to the conditions to the Offer or modify or change any condition to the Offer in a manner adverse in any material respect to any stockholders of iGo;

•	except as otherwise provided in the Purchase Agreement and as described in this Offer to Purchase, terminate, extend or otherwise change the Expiration Date;

•	change the form of consideration payable in the Offer; or

•	otherwise amend any of the terms of the Offer in a manner adverse in any material respect to any stockholders of iGo.

Subject to our obligation to extend the Offer as described above, on August 22, 2013, at 5:00 P.M., New York City time (or any other time or date subsequently set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, we may, subject to the terms of the Purchase Agreement and the applicable rules, regulations interpretations or positions of the SEC:

•	terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

•

waive any of the unsatisfied conditions of the Offer (other than the Minimum Condition) and, subject to complying with the rules, regulations interpretations or positions of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

•

extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend or make modifications to the Offer (subject to the applicable consent of iGo as described above).

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 - "Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

  If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum of ten business days generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or increase the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day, but in no event later than September 1, 2013.

 If, on or before the Expiration Date, we increase the Offer Price, such increased Offer Price will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the Offer Price.

Following the expiration of the Offer, we will not conduct any subsequent offering periods, and iGo stockholders will not have the opportunity to tender additional Shares.

 iGo has provided us with iGo's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on iGo's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment; Proration; Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 - “Terms of the Offer,” we will accept for payment and promptly pay for up to 1,316,866 Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 - “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1 - “Terms of the Offer.”

In the event the Offer is oversubscribed, Shares tendered will be subject to proration. If more than 1,316,866 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase Shares on a pro rata basis, with fractional Shares rounded to the nearest whole Share, such that the aggregate number of Shares that we purchase is equal to 1,316,866 Shares.

If proration of tendered Shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional Shares, proration for each holder of Shares will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such holder to the total number of Shares validly tendered and not properly withdrawn by all holders. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee.

If Purchaser accepts Shares for payment in the Offer but the number of Shares validly tendered before the Expiration Date and not properly withdrawn is less than 1,316,866 Shares but more or equal to 897,864 Shares, we will, upon the terms and subject to the conditions of the Offer, accept for payment, and pay the Offer Price (without interest and less applicable withholding taxes) for all such Shares.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•

in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 - “Procedures for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, each as described in Section 3 - “Procedures for Tendering Shares”; and

•	any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment Shares validly tendered to us and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, our obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by us for the Shares, regardless of any extension of the Offer or any delay in making payment.

If any tendered Shares are not accepted for payment for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates representing un-purchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below), according to the procedures set forth in Section 3 - “Procedures for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of our decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If we are delayed in our acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares in the Offer, then, without prejudice to our rights pursuant to the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of us, retain tendered Shares and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 - “Withdrawal Rights.”

3. Procedures for Tendering Shares

Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

•

for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date;

•

for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the Letter of Transmittal or an Agent’s Message and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under “Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:

•

if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, before the Expiration Date; and

•

the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on NASDAQ.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares delivered by a Notice of Guaranteed Delivery will be deemed not to be validly tendered (and, as a result, among other things, not count toward the satisfaction of the Minimum Condition) unless and until the Shares underlying such Notice of Guaranteed Delivery are delivered to us or the Depositary (unless otherwise mutually agreed to by iGo and us). It is therefore preferable for Shares to be tendered by the other methods described herein.

The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	Share certificates (or a timely Book-Entry Confirmation);

•

a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.

Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of us as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). Upon the effectiveness of such appointment, our designees will be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any special meeting or action by written consent in connection with the Top-Up Purchase and, to the extent permitted by applicable law and iGo’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of iGo’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the iGo stockholders.

Stock Options and Restricted Stock Units. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares, including stock options and restricted stock units. Pursuant to the Purchase Agreement, the iGo Board has conditionally accelerated the vesting in full of all outstanding stock options to purchase Shares and restricted stock units of iGo, such that holders thereof may participate in the Offer. See Section 12 - “Transaction Documents - The Purchase Agreement - Treatment of Stock Options and Restricted Stock Units.” Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedure for Tendering Shares.” Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material United States Federal Income Tax Consequences.” Holders of stock options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their stock options or the issuance of Shares upon the vesting of restricted stock units.

Warrants. The Offer is made only for Shares and is not made for any warrants to acquire Shares. Holders of vested but unexercised warrants to purchase Shares may participate in the Offer only if they first exercise their warrants in accordance with the terms of the applicable warrant and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such warrants that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedures for Tendering Shares.” Holders of warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their warrants.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by us, in our sole discretion, which determination will be final and binding. We will have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions and our interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent, iGo or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. stockholder should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal. Tendering non-U.S. stockholders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. stockholder” and “non-U.S. stockholder” and a more detailed discussion of backup withholding, see Section 5 - “Certain Material United States Federal Income Tax Consequences” and Instruction 8 to the Letter of Transmittal.

Tender Constitutes Binding Agreement. The tender of Shares according to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when we accept the Shares for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer. Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4. Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after September 23, 2013 (which is the 60th day after the date of the commencement of the Offer), unless prior to that date we have accepted for payment the Shares validly tendered in the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 - “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 - “Procedures for Tendering Shares” at any time before the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Depositary, the Information Agent, iGo or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

If, subject to the terms of the Purchase Agreement, we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time on or after September 23, 2013 (which is the 60th day after the date of commencement of the Offer) pursuant to Section 14(d)(5) of the Exchange Act unless previously accepted for payment as provided herein.

 5. Certain Material United States Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.

This discussion is limited to stockholders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a stockholder in light of the stockholder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to stockholders subject to special rules under the U.S. federal income tax laws, including without limitation:

•	expatriates and certain former citizens or long-term residents of the U.S.;

•	partnerships and other pass-through entities, or persons that hold Shares through such entities;

•	regulated investment companies and real estate investment trusts;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that have a “functional currency” other than the U.S. dollar;

•	financial institutions, insurance companies, brokers and dealers or traders in securities, commodities or currencies;

•	tax-exempt organizations and tax-qualified retirement plans;

•	persons subject to the alternative minimum tax;

•	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment; and

•	holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a “U.S. stockholder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or pursuant to the laws of the U.S., any state of the U.S. or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control; (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes; or (iii) that is otherwise considered a U.S. person for federal income tax purposes.

A “non-U.S. stockholder” is any beneficial owner of Shares who is not a U.S. stockholder for U.S. federal income tax purposes.

 If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

U.S. Stockholders

Effect of the Offer. The receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. stockholder who receives cash in exchange for Shares in the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer.

An additional 3.8% tax on the "net investment income" (or undistributed "net investment income," in the case of a trust or estate) may apply to certain U. S. stockholders that are individuals, trusts or estates and that have modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) above a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual's circumstances), for taxable years beginning on or after January 1, 2013. A U.S. stockholder's "net investment income" generally includes, among other things, capital gain from the disposition of Shares, subject to certain exceptions. If you are a U. S. stockholder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your sale of Shares pursuant to the Offer.

Information Reporting and Backup Withholding. Payments made to U.S. stockholders in the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Backup withholding is not an additional tax. U.S. stockholders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. To avoid backup withholding, a U.S. stockholder must provide the Depositary with its correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing and returning the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from the backup withholding rules. In general, for an individual, the TIN is such individual’s social security number.

Non-U.S. Stockholders

The following applies if you are a non-U.S. stockholder. The term "non-U.S. stockholder" means a beneficial owner of Shares that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

The discussion assumes that no item of income, gain, deduction or loss derived by you in respect of your Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-U.S. stockholders, such as:

•	certain former citizens or residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	corporations that accumulate earnings to avoid United States federal income tax;
•	investors in pass-through entities that are subject to special treatment under the Code; and
•	non-U.S. stockholders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares.  Payments made to a non-U.S. stockholder with respect to Shares exchanged for cash in the Offer generally will be exempt from United States federal income tax. However, if the non-U. S. stockholder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Information Reporting and Backup Withholding. Payments made to non-U.S. stockholders in the Offer may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. stockholders can avoid backup withholding by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the stockholder’s non-U.S. status or by otherwise establishing an exemption. An IRS Form W-8 can be obtained from the Depositary upon request or from the IRS at its internet website (www.irs.gov). Backup withholding is not an additional tax. Non-U.S. stockholders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

FAILURE TO COMPLETE AND RETURN IRS FORM W-9 OR AN APPROPRIATE IRS FORM W-8, AS APPLICABLE, MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY REPORTABLE PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL AND IN THE ENCLOSED IRS FORM W-9 FOR ADDITIONAL DETAILS.

 THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS SHARES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

6. Price Range of Shares; Dividends

The Shares are listed and traded on NASDAQ under the symbol “IGOI.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources, as adjusted for iGo’s 1-for-12 stock split on February 5, 2013.

	High	Low
Year Ended December 31, 2011
Quarter Ended March 31, 2011	$62.28	$30.72
Quarter Ended June 30, 2011	$38.28	$18.48
Quarter Ended September 30, 2011	$26.52	$13.20
Quarter Ended December 31, 2011	$17.76	$7.20
Year Ended December 31, 2012
Quarter Ended March 31, 2012	$15.00	$6.60
Quarter Ended June 30, 2012	$10.44	$4.80
Quarter Ended September 30, 2012	$7.20	$4.20
Quarter Ended December 31, 2012	$5.40	$2.76
Year Ending December 31, 2013
Quarter Ended March 31, 2013	$5.00	$3.00
Quarter Ended June 30, 2013	$4.11	$2.09
Quarter Ended September 30, 2013 (through July 24, 2013)	$3.55	$3.50

On July 10, 2013, the last full trading day before public announcement of the execution of the Purchase Agreement, the closing price reported on NASDAQ was $2.28 per share. On July 24, 2013, the last full trading day before the commencement of the Offer, the closing price reported on NASDAQ was $3.51 per share. Stockholders are urged to obtain a current market quotation for the Shares.

We have been advised that iGo has never paid cash dividends on its Common Stock. Under the terms of the Purchase Agreement, iGo is not permitted to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) without our prior approval.

7. Possible Effects of the Offer on the Market for the Shares; Stock Listing; Registration under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than us. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. iGo stockholders who do not tender their Shares pursuant to the Offer will continue to be owners of iGo. As a result, such stockholders will continue to participate in the future performance of iGo and to bear the attendant risks associated with owning Shares, including risks resulting from our purchase of the Shares pursuant to the Offer.

The Offer will reduce iGo’s “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of iGo stockholders. These reductions may result in lower trading prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer.

Stock Listing. The Shares are currently quoted and listed for trading on The NASDAQ Capital Market. Under the terms of the Purchase Agreement, we anticipate that the iGo Board will consider taking actions to cause iGo to delist the Shares from The NASDAQ Stock Market altogether as soon as possible after consummation of the Offer. Depending upon the number of Shares purchased pursuant to the Offer, it is also possible that the Shares may no longer meet the requirements for continued listing on The NASDAQ Stock Market, regardless of any action of iGo to delist the Shares.

According to the published guidelines of The NASDAQ Stock Market, The NASDAQ Stock Market would consider delisting the Shares from The NASDAQ Stock Market altogether if, among other possible grounds:

•	the number of publicly held Shares falls below 500,000;

•	the total number of holders Shares falls below 300;

•	the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million;

•	there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period;

•	the bid price for a Share over a 30 consecutive business day period is less than $1; or

•

(i) iGo has stockholders’ equity of less than $2.5 million, (ii) the market value of iGo’s listed securities is less than $35 million over a 10 consecutive business day period, and (iii) iGo’s net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years.

Shares held by officers or directors of iGo, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for purposes of the foregoing determinations.

According to iGo, there were approximately 2,916,567 Shares outstanding and 191 stockholders of record as of July 24, 2013. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares are delisted from The NASDAQ Stock Market altogether, the market for Shares will be adversely affected.

If The NASDAQ Stock Market were to delist the Shares, it is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Pink market or in a local or regional over-the-counter market. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Regardless of any action of the NASDAQ Stock Market to delist the Shares, under the terms of the Purchase Agreement, we anticipate that the iGo Board will consider taking actions to cause iGo to delist the Shares from The NASDAQ Stock Market altogether as soon as possible after consummation of the Offer.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of iGo to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. According to iGo, there were approximately 191 stockholders of record as of July 24, 2013 entitling iGo to suspend the registration of its Shares under the Exchange Act regardless of the Offer.

Under the terms of the Purchase Agreement, we anticipate that the iGo Board will consider applying for termination of registration of the Company Common Stock as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of the registration of the Company Common Stock under the Exchange Act would substantially reduce the information required to be furnished by iGo to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders no longer applicable to the Company Common Stock. In addition, if the Company Common Stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions will no longer be applicable to iGo. Furthermore, “affiliates” of iGo and persons holding “restricted securities” of iGo may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Company Common Stock under the Exchange Act were suspended, the Shares would no longer be “margin securities” or eligible for listing or reporting on NASDAQ.

By delisting iGo’s Company Common Stock and terminating its registration under the Exchange Act, we believe (i) iGo’s direct, out-of-pocket costs resulting from its reporting and other obligations under the Exchange Act, the Sarbanes-Oxley Act, NASDAQ and related public reporting company requirements (which we are informed by iGo are approximately $1.6 million per year) can be reduced significantly generating cash flow for reinvestment in and repositioning of iGo’s business and (ii) that iGo’s management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and the Sarbanes-Oxley Act, will have more time to devote to repositioning and rejuvenating iGo’s business.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares or the purpose of buying, carrying or trading securities. Depending upon factors similar to those described above regarding listing, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning iGo

Except as specifically set forth herein, the information concerning iGo contained in this Offer to Purchase has been taken from or is based upon information furnished by iGo or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to iGo's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

General.   According to iGo’s Annual Report on Form 10-K for the year ended December 31, 2012,  iGo was formed as a limited liability company under the laws of the State of Delaware in May 1995, and was converted to a Delaware corporation by a merger effected in August 1996, in which iGo was the surviving entity. iGo changed its name from Electronics Accessory Specialists International, Inc. to Mobility Electronics, Inc. on July 23, 1998 and on May 21, 2008 to iGo, Inc. iGo’s principal executive office is located at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, and its telephone number is (480) 596-0061. iGo designs, develops, manufactures and distributes power products for mobile electronic devices, such as chargers for mobile electronic devices and surge protectors that incorporate the Company’s iGo Green technology; protection products for mobile electronic devices, such as skins, cases and screen protectors; audio products for mobile electronic devices such as earbuds, headphones and speakers; and other mobile electronic accessory products. iGo distributes products in North America, Europe and Asia Pacific.

Available Information.    iGo is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning iGo's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of iGo's securities, any material interests of such persons in transactions with iGo, and other matters is required to be disclosed in proxy statements and periodic reports distributed to iGo's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. iGo also maintains a website at http://www.igo.com. The information contained in, accessible from or connected to iGo's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of iGo’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

None of us, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning iGo provided by iGo or contained in the periodic reports, documents and records referred to herein or for any failure by iGo to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

Financial Projections.

Before entering into the Purchase Agreement, our representatives conducted a due diligence review of iGo, and in connection with this review, we received certain non-public information concerning iGo. On May 15, 2013, iGo's management prepared and provided to us certain non-public projected financial information through the end of fiscal year 2013. The Projections (as defined below) are being provided in this document only because iGo made them available to us. iGo does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year given the unpredictability of underlying assumptions and estimates. However, iGo provided to us, in connection with their due diligence review, certain prospective financial information concerning iGo's future financial condition and performance that had been prepared by iGo's management in connection with its annual internal budget planning process conducted in the months leading up to iGo's strategic review of alternatives, a summary of which projections (the "Projections") are included below.

The Projections were prepared by, and is the responsibility of, iGo's management. The Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (GAAP). iGo's independent registered public accounting firm has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto.

The summary of the Projections is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares to us.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of iGo's management. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond iGo's control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections might be affected by iGo's ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections below should not be regarded as an indication that iGo, us, or any of its or our affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events or events which have occurred since the date of such forecasts, and the Projections should not be relied upon as such. None of iGo, us, or any of its or our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. None of iGo, us, or any of its or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of iGo or other person regarding the ultimate performance of iGo compared to the information contained in the Projections or that the Projections will necessarily be achieved. iGo has made no representation to us or our affiliates, in the Purchase Agreement or otherwise, concerning the Projections (except to the extent expressly set forth in the Purchase Agreement).

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

The ultimate achievability of the Projections is also subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in iGo's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings made with the SEC.

The Projections do not take into account any circumstances or events occurring after the date they were provided to us, including the transactions contemplated by the Purchase Agreement or the announcement thereof. Furthermore, the Projections do not take into account the effect of any failure of the transactions described in the Purchase Agreement to occur and should not be viewed as accurate or continuing in that context.

Certain of the Projections, including EBITDA, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by iGo may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the Projections (dollars in thousands and rounded to the nearest thousand):

	Q2 2013	Q3 2013	Q4 2013	FY 2013
Total Revenue	$5,549	$5,770	$5,619	$22,520
Gross Margin	$1,003	$1,166	$1,224	$4,274
Total Operating Expenses	$2,948	$1,810	$1,302	$8,035
EBITDA (non-GAAP) (1)	$(972)	$(644)	$(78)	$(3,761)

(1)     Non-GAAP measure. EDITDA represents net (loss)/income before interest expense, income tax, depreciation and amortization, and excludes non-cash equity compensation.

The Projections should be evaluated, if at all, in conjunction with the information regarding iGo contained elsewhere in this Offer to Purchase and in iGo’s Schedule 14D-9 (as amended or supplemented from time to time) filed with the SEC on July 25, 2013 and the historical financial statements and other information regarding iGo contained in iGo's public filings with the SEC.

9. Certain Information Concerning Purchaser and Certain Related Parties

Purchaser. We were incorporated in 1981 in California under the name Adaptec, Inc. and completed our initial public offering in 1986. In March 1998, we reincorporated in Delaware. On June 22, 2010, we changed our name to ADPT Corporation. On October 3, 2011, we changed our name to Steel Excel Inc. (“Steel Excel”).

Through September 2010, we provided enterprise-class external storage products, including Application Specific Integrated Circuits, or ASICs, and software to original equipment manufacturers. Currently, we are engaged in acquiring, strengthening and growing profitable businesses, including those that can utilize working capital and maximize net operating losses (“NOLs”) to enhance stockholder value. In the ordinary course of business, we from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and strategic fit with our existing businesses, or represent markets, product lines, technologies, sales channels or geographies that would be of strategic interest, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry. We currently operate in two reportable segments, Steel Sports and Steel Energy, but may add other segments in the future depending upon acquisition opportunities. Steel Energy provides well servicing, work over and other services to the oil and gas industry. Steel Sports is a network of branded participatory and experience-based businesses engaged in sports, training, entertainment and consumer lifestyle.

Certain Related Parties. SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), directly owns 6,611,899, or approximately 51.6%, of our outstanding shares of Common Stock. SPH Group LLC, a Delaware limited liability company (“SPHG”), is the sole member of SPHG Holdings. Steel Partner Holdings L.P., a Delaware limited partnership (“Steel Holdings”), owns 99% of the membership interests of SPHG. Steel Holdings GP Inc., a Delaware corporation (“Steel Holdings GP”), is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. By virtue of these relationships, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the shares owned directly by SPHG Holdings. Each of Steel Holdings, SPHG Holdings, SPHG and Steel Holdings GP is deemed to have shared power to vote and dispose of the shares owned directly by SPHG Holdings. Warren G. Lichtenstein, an officer and director of Steel Holdings GP, is the President of our wholly-owned subsidiary Steel Sports Inc., and is a member of our Board. Jack L. Howard, an officer of Steel Holdings GP, is our principal executive officer and a member of our Board. John J. Quicke, an employee of a subsidiary of Steel Holdings, is the President and Chief Executive Officer of Steel Energy and a member of our Board. James F. McCabe, Jr., an employee of a subsidiary of Steel Holdings, is our Chief Financial Officer and member of our Board. Leonard J. McGill, an officer of Steel Holdings GP, is our Vice President, General Counsel and Secretary and a member of our Board.

Additional Information. The name, business address, current principal occupation or employment, five year material employment history and citizenship of each member of our board of directors, our executive officers and our control persons and certain other information are set forth on Schedule I hereto.

Except as set forth in Schedule I, neither we nor, to the our knowledge, any of the persons listed in Schedule I has, during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither we nor, to the our knowledge, any of the persons or entities listed in Schedule I, beneficially owns or has a right to acquire any Shares or any other equity securities of iGo, and (ii) neither we nor, to our knowledge, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of iGo during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither we nor, to our knowledge, any of the persons listed on Schedule I, has any material contract, arrangement, understanding or relationship with any other person with respect to any securities of iGo and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between us nor, to our of, any of the persons listed in Schedule I, on the one hand, and iGo or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no material contracts, negotiations or transactions between us nor, to our knowledge, any of the persons or entities listed in Schedule I, on the one hand, and iGo or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) the form of payment in the Offer is cash; (ii) the Offer is not subject to any financing condition; and (iii) we have sufficient funds to purchase all Shares subject to the Offer. See Section 10 - "Source and Amount of Funds" and Section 12 - "Transaction Documents" and Section 13 - “Purpose of the Offer; Plans for iGo.”

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. We are subject to the information filing requirements of the Exchange Act and, in accordance therewith, are obligated to file certain reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, options, restricted stock units, performance awards and other rights to acquire Shares granted to them, the principal holders of our securities and any material interest of such persons in transaction with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Such reports, proxy statement and other information we filed with the SEC, as well as the Schedule TO, of which this Offer to Purchase forms a part, and the exhibits thereto, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to us that have been filed with the SEC via the EDGAR system, including the Schedule TO, of which this Offer to Purchase forms a part, and exhibits thereto.

10. Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining financing. We estimate that the total funds required to complete the Offer will be approximately $5.2 million plus any related transaction fees and expenses. We anticipate funding these payments with our cash on hand.

Because (i) the only consideration to be paid in the Offer is cash, (ii) the Offer is to purchase up to 1,316,866 Shares; (iii) there is no financing condition to the completion of the Offer, and (iv) we are a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR, our financial condition is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11. Background of the Offer; Contacts with iGo

The following is a description of events, including contacts between us and iGo that resulted in the execution of the Purchase Agreement and related documents. The following chronology does not purport to describe or identify every conversation among iGo, us, our respective representatives and other parties. For a review of iGo’s activities leading to the execution of the Purchase Agreement, please refer to the Schedule 14D-9 (as amended or supplemented from time to time) filed by iGo with the SEC on July 25, 2013.

We are engaged in acquiring, strengthening and growing profitable businesses. In the ordinary course of business, we from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and strategic fit with our existing businesses, or that represent markets, product lines, technologies, sales channels or geographies that would be of strategic interest, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry. We currently operate in two reportable segments, Steel Sports and Steel Energy, but may add other segments in the future depending upon acquisition opportunities. Steel Energy provides well servicing, work over and other services to the oil and gas industry. Steel Sports is a network of branded participatory and experience-based businesses engaged in sports, training, entertainment and consumer lifestyle.

Warren G. Lichtenstein and Jack L. Howard of Steel Partners Holdings L.P. (“Steel Holdings”), an affiliate of ours, have followed iGo for many years. In late 2012, Mr. Howard approached Michael D. Heil (the Chief Executive Officer of iGo) to discuss our general interest in iGo and to engage in a discussion regarding a possible transaction where Steel Holdings or one of its affiliates would make a large investment in iGo in an effort to refocus iGo’s business and brands on profitable business lines, implement a lower cost structure to achieve profitability and enhance stockholder value by maximizing the value and use of iGo’s NOLs. During the ensuing discussion, Mr. Heil indicated to Mr. Howard that iGo was open to exploring a strategic relationship, including a potential business combination transaction. These conversations concerned a general interest in iGo and no formal intent to pursue a transaction was expressed.

On January 2, 2013, iGo and SP Asset Management LLC, a Steel Holdings affiliate, entered into a Confidentiality and Non-Disclosure Agreement to allow for the exchange of information concerning iGo, its businesses and financial condition thereby facilitating the parties’ discussion in more detail with respect to a possible strategic transaction between iGo and Steel Holdings or one of its affiliates. Thereafter through January, Steel Holdings conducted due diligence regarding iGo in general while Steel Holdings and iGo considered possible structures for a transaction between iGo and Steel Holdings or one of its affiliates.

On January 4, 2013, Mr. Howard discussed with Mr. Heil and other iGo representatives iGo’s businesses and potential structures for a transaction between iGo and Steel Holdings or one of its affiliates. Mr. Heil and Mr. Howard considered the restrictions on any proposed transaction imposed by Section 382 of the Code, as necessary to preserve iGo’s net operating losses. iGo’s potential taxable income and net operating losses and any future value that could be realized through the use of iGo’s net operating losses were also discussed.

On January 22, 2013, Mr. Howard had dinner with Mr. Heil in Rancho Santa Fe, California to discuss in further detail potential structures of and terms for an acquisition of an ownership interest in iGo by Steel Holdings or one of its affiliates.

On January 24, 2013, Mr. Howard expressed to Mr. Heil the intent of Steel Holdings to present a preliminary, non-binding indication of interest to the iGo Board pursuant to which Steel Holdings or its affiliate would tender for 47.0% of iGo’s issued and outstanding Company Common Stock, to be followed by iGo’s acquisition of a Steel Holdings affiliate.

On January 26, 2013, Mr. Howard presented to iGo a term sheet for a proposed transaction between iGo and a subsidiary of Steel Holdings pursuant to which such subsidiary would commence a tender offer for 47% the outstanding shares of Company Common Stock at price of $0.38 per share (representing $4.56 per share after giving effect to iGo’s 1 for 12 reverse stock split to be effected January 28, 2013), with a top-up purchase at the cash tender price, if needed, for the offeror to reach the 47% ownership threshold, followed by (i) iGo’s acquisition of another affiliate of Steel Holdings at a price based on a multiple of the affiliate’s projected 2013 EBITDA; (ii) Steel Holdings’ designation of two nominees to the iGo Board; and (iii) the adoption of (A) a shareholders rights plan and (B) amendments to iGo’s certificate of incorporation and bylaws, to prevent any new stockholders from exceeding a five percent (5%) ownership interest if iGo without pre-approval of the iGo Board as necessary and advisable to protect iGo’s net operating losses under Section 382 of the Code. The term sheet contemplated an exclusivity period through April 15, 2013.

On January 28, 2013, Mr. Howard and Mr. Heil had further discussions regarding the general structure and terms for the proposed tender offer, including around preserving and utilizing iGo’s net operating losses to enhance stockholder value. Discussions continued during February 2013.

On February 5, 2013, Mr. Howard attended a special meeting of the iGo Board, in which he explained the terms proposed by Steel Holdings in its January 26, 2013 term sheet and presented possible variations of the proposed transactions.

On February 6, 2013, Mr. Howard expressed to Mr. Heil that Steel Holdings intended to revise the terms of the proposed tender offer to adjust the tender offer price to account for iGo’s reverse stock split and to eliminate the requirement of a subsequent acquisition of a Steel Holdings affiliate by iGo. Discussions continued for the next week.

On February 14, 2013, Steel Holdings presented a revised term sheet for the proposed tender offer as discussed between Mr. Howard and Mr. Heil on February 6, 2013. The revised terms included a tender offer price of $4.00, the elimination of the subsequent acquisition of a Steel Holdings affiliate by iGo, and an exclusivity period until April 30, 2013.

On April 1, 2013, representatives of iGo and Steel Holdings resumed detailed discussions concerning Steel Holdings proposed acquisition of an ownership interest in iGo. Discussions regarding the structure and terms of such an acquisition and Steel Holdings proposed term sheet continued for the next week.

On April 8, 2013, Steel Holdings submitted a non-binding term sheet contemplating a tender offer for 47% of the outstanding shares of the Company Common Stock at price of $4.50 per share, (ii) Steel Holdings’ designation of two nominees to the iGo Board and (iii) the adoption of (A) a shareholders rights plan and (B) amendments to iGo’s certificate of incorporation and bylaws, to prevent any new stockholders from exceeding a five percent (5%) ownership interest in iGo without pre-approval of the iGo Board as necessary and advisable to protect iGo’s net operating losses under Section 382 of the Code. The term sheet contemplated an exclusivity period to conduct due diligence and negotiate definitive acquisition terms through May 10, 2013. After further discussion and consideration by ROTH Capital Partners LLC (“Roth”), financial advisor to iGo, and Mr. Heil, iGo considered the proposed term sheet which was then executed by Mr. Heil.

On April 10, 2013, the proposed term sheet was signed by Mr. Howard on behalf of Steel Holdings.

On April 12, 2013, representatives of Steel Holdings began engaging in a detailed review of iGo’s business operations, organizational structure, legal and financial information and other due diligence materials. Due diligence sessions and discussions ensued for the next two weeks between representatives of iGo and Steel Holdings and its affiliates regarding iGo business, operational and financial performance and related information.

On April 24, 2012, Mr. Howard, Leonard McGill (the general counsel for Steel Holdings) and Paul Burgon, Vice President of Business Development of Steel Holdings met with Mr. Heil and other iGo representatives at iGo’s headquarters in Phoenix, Arizona to discuss in further detail the structure of and due diligence into the proposed tender offer of Company Common Stock. Further discussions and due diligence review ensued through early June 2013.

On May 7, 2013, iGo extended Steel Holdings exclusivity period until May 17, 2013 to allow Steel Holdings to continue its due diligence review regarding iGo.

On May 15, 2013, iGo provided Steel Holdings with updated financial information regarding iGo (including projections through the end of fiscal year 2013).

On May 16, 2013, Mr. Heil, Roth and other representatives of iGo presented to and discussed with Mr. Howard, Mr. McGill, and Mr. Burgon, iGo’s updated financial information (including projections through the end of fiscal year 2013).

On May 22, 2013, Mr. Howard and Mr. Burgon conducted a due diligence call with Vicki Marion, a consultant of iGo responsible for iGo’s sales and marketing strategy.

On May 22, 2013, Mr. Howard discussed with Mr. Heil and Roth the advisability of reducing iGo’s expenses relating to and the value to iGo of maintaining its status as a public SEC reporting company.

On June 6, 2013, Mr. Howard informed Mr. Heil and Roth of Steel Holding’s intent to provide iGo with a revised term sheet for the proposed tender offer reflecting the results of Steel Holding’s due diligence.

On June 7, 2013, Steel Holdings submitted a proposed amended and restated term sheet to Roth (replacing and superseding the prior, amended term sheet) proposing Steel Holding’s tender for up to 44.0% of iGo’s issued and outstanding shares of Company Common Stock at $3.95 per share, including a top-up purchase of Company Common Stock directly from iGo necessary to achieve the 44% threshold. The percentage of iGo shares to be acquired in the tender offer was reduced to lessen the risk of impairing iGo’s net operating losses under Section 382 of the Code as a result of the tender offer. The tender offer price for iGo’s shares was reduced on the basis of Steel Holding’s evaluation of iGo’s financial condition. The revised term sheet also contemplated the resignation of Mr. Heil as an executive officer and director of iGo as a means of reducing further iGo’s cost structure and expenses.

On June 11, 2013, Mr. Howard, Mr. McGill, Mr. Burgon and our outside counsel, JRA Law Partners, LLP (“JRA”) conducted a teleconference with Roth to follow up on the review of the revised term sheet by the iGo Board and identify concerns raised by the iGo Board regarding the revised term sheet and proposed tender offer. Subsequently on June 11, 2013, Mr. Howard, Mr. McGill, Mr. Burgon and JRA conducted a teleconference with Roth, Mr. Heil and DLA Piper (iGo’s outside counsel) (“DLA”) to discuss and negotiate unresolved terms of the revised term sheet and proposed tender offer.

On June 12, 2013, JRA conducted a teleconference with DLA to negotiate the terms of the revised term sheet and the proposed tender offer and to address concerns raised by the iGo Board. On the same day, Mr. Howard held a separate discussion with Roth to address similar issues. JRA then prepared a revised term sheet addressing these terms which was forward to DLA for review.

On June 13, 2013, iGo and we signed a revised term sheet providing for our tender for 44% of iGo’s issued and outstanding Company Common Stock at a price of $3.95 per share, on a fully diluted basis. The term sheet contemplated a top-up purchase by us if less than 44.0% of the issued and outstanding shares of Company Common Stock, on a fully diluted basis, were tendered. The top-up purchase required us to purchase a number of shares of Company Common Stock from iGo after the tender offer at a price of $3.95 per share such that we would hold 44.0% of the issued and outstanding shares of Company Common Stock, on a fully diluted basis, on an adjusted basis after the top-up purchase. The term sheet also provided, among other things: (i) iGo’s consent for the us to confidentially, and in the presence of at least one member of the iGo Board, discuss the transaction with Adage, specifically with respect to Adage entering into an agreement to tender its shares in the tender offer; (ii) the resignation of Mr. Heil as a director and his termination as an officer of iGo immediately after the closing of the transactions; (iii) reciprocal break-up fees of $375,000; (iv) acknowledgement that the post-closing iGo Board may consider (A) lowering the threshold under iGo’s Amended and Restated Rights plan from 4.9% to 3.0%, (B) amending iGo’s charter and bylaws to preserve the value of iGo’s tax benefits, (C) entering a services agreement with SP Corporate Services, LLC, our affiliate, to manage certain iGo administrative functions on a post-closing basis, and (D) delisting iGo’s securities from Nasdaq and suspending its reporting obligations under the Exchange Act. The term sheet also provided for an exclusivity period through June 30, 2013.

Between June 13 and June 21, 2013, we continued reviewing due diligence materials made available by iGo and conducted teleconferences with representatives of iGo regarding due diligence issues.

On June 21, 2013, we received a preliminary draft stock purchase agreement from DLA regarding the proposed tender offer and our tender for shares of Company Common Stock and a draft tender and voting agreement regarding the tender of Adage’s shares.

On June 28, 2013, we provided DLA and iGo with a response to DLA’s draft stock purchase agreement which primarily addressed, among other things, (i) participation in the tender by iGo’s largest stockholder (Adage Capital Partners, L.P.); (ii) timing for completion of the proposed tender offer; (iii) termination and break fees; (iv) terms of the Top-Up Purchase and remedies for any default thereunder, (v) representations and warranties to be made by each party; (vi) fiduciary duties of the iGo Board in the event of competing acquisition proposals; and (vii) due diligence.

On June 29, June 30, July 1 and July 2, JRA, DLA, our management and the management of iGo negotiated the final terms of a Stock Purchase and Sale Agreement and related disclosure schedules implementing the contemplated tender offer, subject to reaching an agreement with Adage on its support for the tender offer and related transactions.

On July 2, 2013, our management and representatives of iGo contacted Adage to engage in discussions regarding the proposed tender offer. After a teleconference among Adage, representatives of iGo and us regarding the contemplated tender offer, we provided Adage with a draft Tender and Voting Agreement pursuant to which Adage would agree to, among other things, (i) tender its shares of Company Common Stock in the tender offer, (ii) otherwise support the tender offer and vote for the Top-Up Purchase, if necessary, and an amendment to iGo’s certificate of incorporation and bylaws reasonably necessary to implement restrictions on the acquisition of any Company Common Stock which could adversely affect iGo’s net operating losses under Section 382 of the Code, (iii) grant us a proxy to vote Adage’s shares on the issues described in clause (ii), and (iii) restrictions on any sale, assignment, pledge or other disposition of Adage’s shares for three years.

On July 3, 2013, the Tender and Voting Agreement was provided to Adage for its review. Also, iGo extended our exclusivity period until July 7, 2013, taking into account the July 4th federal holiday, to allow Adage to complete its review of the Tender and Voting Agreement while iGo and we finalized the Purchase Agreement.

On July 11, 2013, the Purchase Agreement was executed by iGo and us, and the Purchase Agreement and Tender and Voting Agreement (both of which are discussed below in Section 12 – “Transaction Documents”) were executed by iGo, Adage and us. Promptly following the execution of these documents, iGo and we issued a joint press release announcing the transaction.

On July 25, 2013, we commenced the Offer.

iGo’s Solicitation/Recommendation Statement on Schedule 14D-9, which was filed by iGo with the SEC on July 25, 2013, includes additional information on the background, negotiations and other activities related to potential transactions involving iGo. See the section titled “Background of the Offer” in Item 4 of the Schedule 14D-9.

12. Transaction Documents

The Purchase Agreement

The following is a summary of certain provisions of the Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The Purchase Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 9 - "Certain Information Concerning Purchaser and Certain Related Parties." Capitalized terms used but not defined in this Offer to Purchase will have the respective meanings given to them in the Purchase Agreement. iGo’s stockholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below.

The Purchase Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Purchase Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, iGo. iGo's stockholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of iGo, us or any of their respective subsidiaries or affiliates.

The Offer.  The Purchase Agreement provides that we will commence the Offer as promptly as practicable (and within 10 business days) after execution of the Purchase Agreement. Pursuant to, and on the terms and subject to the satisfaction of the Minimum Condition and the other conditions of the Purchase Agreement that are described in Section 15 - “Conditions of the Offer and the Top-Up Purchase,” we will accept for payment and pay (subject to any withholding of tax) for up to 1,316,866 Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date; provided, however, in no event shall we be required to accept tendered Shares for payment or pay for such Shares to the extent that such purchase of any Shares would result in a reduction or impairment of iGo’s net operating losses or other deferred tax benefits under Section 382 of the Code, in which case the number of Shares accepted for payment in the Offer shall be reduced to the maximum amount permitted without triggering such loss in benefits, less 5.0% of the outstanding and issued shares of Company Common Stock. See “Introduction” and Section 1 – “Terms of the Offer” for additional information on the terms of the Offer.

We expressly reserve the right to waive any condition to the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved in writing by iGo, we will not (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions to the Offer or modify any Condition to the Offer in a manner adverse to any stockholders of iGo; (v) except as otherwise provided in the Purchase Agreement, extend the Offer; (vi) change the form of consideration payable in the Offer; or (vii) otherwise amend any of the terms of the Offer in a manner adverse to any stockholders of iGo.

Extension of the Offer. Unless we extend the Expiration Date in accordance with the terms of the Purchase Agreement and applicable law, the Offer and withdrawal rights will expire on August 22, 2013, at 5:00 P.M., New York City time.  We may extend the Offer to the extent required by applicable laws or applicable rules, regulations, interpretations or positions of the SEC. In addition, if on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer to permit the satisfaction of such conditions (for one or more periods of up to 10 business days); provided, however, we are not required to extend the Offer beyond September 1, 2013. See Section 1 - “Terms of the Offer” for additional information. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for up to 1,316,866 Shares tendered and not properly withdrawn in the Offer.

We have agreed that we will not terminate the Offer prior to any scheduled Expiration Date without the written consent of iGo except if the Purchase Agreement is terminated pursuant to its terms. If the Purchase Agreement is terminated pursuant to its terms, then we are required to promptly terminate the Offer and the Depositary will return all Shares tendered in the Offer.

iGo Board Recommendation. On July 1, 2013, the iGo Board unanimously:

•	determined that the Offer and the Purchase Agreement (including the transactions contemplated by the Purchase Agreement) are fair to, and in the best interests of, iGo and its stockholders;

•	approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer; and

•	recommended that iGo’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

See Section 11- “Background of the Offer; Contacts with iGo.”

Post-Offer iGo Board. As a condition to and in connection with the closing of the Offer, iGo shall obtain the resignations of Michael D. Heil (in his capacity as a director of iGo) and at least one other director of the iGo Board, such resignations to be effective as of or immediately after the closing of the Offer (the “Director Resignations”). Promptly upon the closing of the Offer and the Director Resignations, we shall be entitled to nominate two directors to the iGo Board, (the “Purchaser Designees”); provided, however, that until the later of the next election of directors and July 11, 2014, (i) the number of directors of the iGo Board after the closing of the Offer (the “Post-Offer Board”) shall remain at four; (ii) the Post-Offer Board shall have at least two directors who are or who are nominated by directors of iGo existing on the date of the Purchase Agreement and who are not officers of iGo or any subsidiary of iGo (the “Pre-Existing Independent Directors”); and (iii) if the number of Pre-Existing Independent Directors shall be reduced below two for any reason whatsoever, the remaining Pre-Existing Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Pre-Existent Independent Directors or, if no Pre-Existing Independent Directors then remain, the remaining director(s) existing on the date of the Purchase Agreement shall designate persons to fill such vacancies who are not officers, stockholders or affiliates of iGo, any iGo Subsidiary, or us, and such persons shall be deemed to be Pre-Existing Independent Directors. We expect that Jack L. Howard will be appointed as Chairman of the Post-Offer Board.

Pursuant to the Purchase Agreement, the compensation of the directors on the Post-Offer Board will consist of (i) equity retainers having a value of $25,000 per annum payable in restricted shares of iGo’s Company Common Stock and (ii) an annual cash retainer in the amount of $25,000.

After the closing of the Offer, it is anticipated that the Post-Offer Board will consider, and may approve, actions to (i) amend the Rights Agreement to lower the threshold for becoming an Acquiring Person (as defined thereunder) from 4.9% to 3.0% or more of the outstanding and issued shares of Company Common Stock; (ii) amend the certificate of incorporation (subject to the requisite approval of iGo’s stockholders) or bylaws of iGo to implement a restriction to prevent any new stockholders from acquiring shares representing 4.9% (or, if approved by the Post-Offer Board, 3.0%) or more of the outstanding and issued shares of Company Common Stock; (iii) consider iGo's entering into a services agreement with our affiliate, SP Corporate Services, LLC, to manage certain administrative functions of iGo; and (iv) subject to the requisite approval of the iGo Board, cause iGo to delist from NASDAQ and cease to be a reporting company under the Exchange Act as of or promptly after the Effective Date.

Top-Up Purchase. Pursuant to the Purchase Agreement, if we hold at least 897,864 but less than 1,316,866 Shares after completion of the Offer (and giving effect to the closing of the Offer), we will, subject to the satisfaction or waiver of a number of conditions set forth in the Purchaser Agreement, including stockholder approval if necessary, purchase immediately following closing of the Offer, at a price per share equal to the Offer Price, additional newly-issued Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares owned by us immediately following consummation of the Offer, will constitute 44.0% of the number of Shares then issued and outstanding, on a fully diluted basis, as adjusted for and taking into account those Shares issued pursuant to the Top-Up Purchase.

We are not obligated to purchase any Top-Up Shares, among other things:

•	to the extent the purchase of any Top-Up Shares would result, or be reasonably likely to result in, any reduction or impairment of iGo’s NOLs under the provisions of Section 382 of the Code;

•	if iGo has failed to perform in all material respects any obligation of iGo to be performed by it under the Purchase Agreement prior to the completion of the Top-Up Purchase; or

•

between the date of the Purchase Agreement and the closing of the Top-Up Purchase, a fact or event has occurred or circumstance or change has arisen that, individually or taken together with all other facts, circumstances, and events, has had material adverse effect on iGo and its subsidiaries taken as a whole.

The closing of the Top-Up Purchase, if necessary, will occur as soon as practicable after closing of the Offer, and (i) in the event stockholder approval of the Top-Up Purchase is required, no later than the third business day following the approval by iGo’s stockholders of the Top-Up Purchase or (ii) in the event stockholder approval of the Top-Up Purchase is not required, no later than the third business day following closing of the Offer. The Top-Up Shares purchased by us will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), will be issued in reliance on an exemption from the Securities Act for transactions not involving a public offering and will be subject to restrictions on our ability to transfer such Top-Up Shares.

In the event that we default under our obligations to consummate the Top-Up Purchase, then, (i) one of the Purchaser Designees, as determined by us, shall be required to immediately resign from the Post-Offer Board, with the resulting vacancy to be filled by appointment of the Pre-Existing Independent Directors, provided, however, nothing shall prohibit us from exercising any of our rights as a stockholder of iGo with respect to any election of iGo’s directors; (ii) for a period of one year after the date of this Agreement, neither we nor any of our affiliates shall purchase or otherwise acquire, or cause iGo to purchase or acquire, any Company Common Stock at price of less than $3.95 per share of Company Common Stock without the prior consent of the Pre-Existing Board ; and (iii) we shall return or forfeit, as the case may be, any reimbursement of expenses or fees to which we otherwise would be entitled under Purchase Agreement. See Section 17 - “Fees and Expenses.”

The Top-Up Purchase is intended to allow us to maximize our purchase of Shares without impairing iGo’s net operating losses under Section 382 of the Code.

Treatment of Stock Options and Restricted Stock Units. The Offer is made only for Shares and is not made for any options or other rights to acquire Shares, including stock options and restricted stock units. The iGo Board has conditionally accelerated the vesting in full of unvested stock options to purchase Shares and restricted stock units of iGo outstanding as of the date of the Purchase Agreement, such that holders thereof may participate in the Offer. Holders of vested but unexercised stock options to purchase Shares may exercise such stock options in accordance with the terms of the applicable stock option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedures for Tendering Shares.” Shares issuable upon the vesting of any restricted stock units will be issued in accordance with the terms of the applicable restricted stock unit plan and award and may be tendered in the Offer. The tax consequences to holders of options exercising those securities or of vested restricted stock units are not described under Section 5 - “Certain Material U. S. Federal Income Tax Consequences.” Holders of stock options and restricted stock units should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or the issuance of Shares upon the vesting of restricted stock units.

Treatment of Warrants. The Offer is made only for Shares and is not made for any warrants to acquire Shares. Holders of vested but unexercised warrants to purchase Shares may participate in the Offer only if they first exercise their warrants in accordance with the terms of the applicable warrant and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such warrants that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3 - “Procedures for Tendering Shares.” Holders of warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their warrants.

Preparation of Proxy Statement; Stockholders Meeting. If we do not acquire 1,316,866 Shares pursuant to the Offer, iGo has agreed, acting through the iGo Board, to:

•

as promptly as practicable after the closing of the Offer, prepare and file with the SEC a proxy statement seeking stockholder approval of the Top-Up Purchase and any other transactions contemplated by the Purchase Agreement, to the extent required by applicable law;

•

duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of seeking stockholder approval of the Top-Up Purchase and any other transactions contemplated by the Purchase Agreement, to the extent required by applicable law; and

•

unless iGo has withdrawn its recommendation of this Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Top-Up Purchase, recommend to the iGo stockholders that they vote in favor of the Top-Up Purchase and other transactions contemplated by the Purchase Agreement, use its commercially reasonable efforts to solicit proxies from its stockholders in favor of the adoption of the Purchase Agreement and approval of the other transactions contemplated by the Purchase Agreement and take all other action reasonably necessary or advisable to secure any approval of the iGo stockholders required by applicable law to effect the Top-Up Purchase and other transactions contemplated by the Purchase Agreement.

iGo has also agreed, subject to approval by its Post-Offer Board, to include in the proxy statement a proposal to (i) amend the certificate of incorporation and bylaws of iGo to implement a restriction to prevent any new stockholders from acquiring shares representing 4.9% (or, if approved by the Post-Offer Board, 3.0%) or more of the outstanding shares of Company Common Stock (the “Acquisition Restrictions”), (ii) recommend to the iGo stockholders that they vote in favor of the Acquisition Restrictions, and (iii) take all other action reasonably necessary or advisable to secure any approval of the Acquisition Restrictions.

Representations and Warranties. The Purchase Agreement contains customary representations and warranties made by iGo to us and customary representations and warranties made by us to iGo. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Purchase Agreement and establishing the circumstances under which the parties would have the right not to consummate the Offer under which a party may have the right to terminate the Purchase Agreement, rather than establishing matters of fact.

In the Purchase Agreement, iGo has made customary representations and warranties to us with respect to, among other things:

•	corporate matters related to iGo and its subsidiaries, such as organization, standing, power and authority;

•	its capitalization;

•	the validity of the Purchase Agreement, including approval by iGo Board;

•	required consents, approvals and no violations of laws, governance documents or agreements;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the maintenance of iGo’s books and records in accordance with GAAP;

•	the absence of a Company Material Adverse Effect (as defined in the Purchase Agreement and described below) since January 1, 2010 and the absence of certain events since March 31, 2013;

•	the absence of certain undisclosed liabilities;

•	the absence of litigation;

•	employee benefit plans, ERISA matters and certain related matters;

•	taxes;

•	material contracts;

•	properties;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	compliance with laws;

•	the information contained in this Offer to Purchase, the Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Top-Up Purchase;

•	the opinion of its financial advisor;

•	insurance; and

•	brokers’ fees and expenses.

Some of the representations and warranties in the Purchase Agreement made by iGo are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Purchase Agreement, a “Company Material Adverse Effect” means any event, occurrence, fact, condition, development or change that is, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on (i) the business, operations, assets, liabilities, net operating losses, prospects, financial condition or results of operations of iGo and iGo’s subsidiaries considered as a single enterprise or (ii) the ability of iGo to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated by the Purchase Agreement. The definition of “Company Material Adverse Effect” excludes any event, occurrence, fact, condition, development or change of a state of circumstances resulting from, relating to or arising out of:

•

general political, economic or market conditions or general changes or developments in the industry in which iGo and its subsidiaries operate to the extent that such conditions, changes or developments do not have a disproportionate impact on iGo and its subsidiaries, relative to the industry generally in which they operate;

•	acts of terrorism or war (whether or not declared) or natural disasters;

•

the transactions contemplated by the Purchase Agreement or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships;

•	changes in applicable laws or any applicable accounting regulations or principles or the interpretations thereof;

•	the taking of any action required by the Purchase Agreement or expressly approved or permitted in writing by us, or the failure to take any action prohibited by the Purchase Agreement;

•

any failure by iGo to meet public or internal revenue, earnings or other projections, in and of itself; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded;

•

changes in the price or trading volume of iGo’s stock; provided, however, that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded; and

•	any condition, development or circumstance disclosed in iGo’s SEC Reports.

In the Purchase Agreement, we have made customary representations and warranties to iGo with respect to, among other things:

•	corporate matters, such as organization, standing, power and authority;

•	the validity of the Purchase Agreement;

•	consents, approvals and no violations of laws, governance documents or agreements;

•	the absence of litigation;

•	the information contained in this Offer to Purchase, the Schedule 14D-9 and any proxy statement relating to a special meeting concerning the Merger;

•	brokers’ fees and expenses; and

•	sufficiency of funds.

Some of the representations and warranties we made in the Purchase Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” For purposes of the Purchase Agreement, a “Purchaser Material Adverse Effect” means a material adverse effect on our ability to perform our obligations under the Purchase Agreement or to consummate the Offer, the Top-Up Purchase and the other transactions and the other transaction contemplated by the Purchase Agreement.

None of the representations and warranties contained in the Purchase Agreement or in any instrument delivered in connection with the Purchase Agreement survive the later of the closing of the Offer Closing or the closing of the Top-Up Purchase (if the Top-Up Purchase is necessary). This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Offer or Top-Up Purchase (if the Top-Up Purchase is necessary).

Conduct of Business Pending Consummation of the Offer and, if Necessary, the Top-Up Purchase. Except as expressly permitted or required pursuant to the Purchase Agreement or otherwise with our written consent, iGo has agreed that, from the date of the Purchase Agreement until the consummation of the Offer or, if necessary, the Top-Up Purchase, iGo will and will cause each of its subsidiaries to:

•	conduct its business only in the ordinary and usual course of business and consistent with past practice;

•	maintain and preserve intact their respective business organizations; and

•

maintain and preserve intact their respective significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them.

Except as expressly permitted or required pursuant to the Purchase Agreement or otherwise with our written consent, iGo has agreed also that, from the date of the Purchase Agreement until the consummation of the Offer or, if necessary, the Top-Up Purchase, iGo will not, and will not permit its subsidiaries to do any of the following:

•

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the iGo and its subsidiaries, considered as a single enterprise, or (ii) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

•

acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend or propose to amend its certificate of incorporation or bylaws or, in the case of iGo’s subsidiaries, their respective constituent documents;

•	declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (i) the relinquishment of shares by former or current employees and directors of iGo in payment of withholding tax upon the vesting of restricted stock units or (ii) the cashless or net exercise of stock options;

•	split, combine or reclassify any outstanding shares of its capital stock;

•

except for any Company Common Stock issuable upon exercise of any stock options outstanding on the date hereof (or granted after the date hereof as permitted by the Purchase Agreement) or pursuant to the Rights Agreement, and the vesting of restricted stock awards granted prior to the execution of the Purchase Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by iGo or any of its subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Purchase Agreement;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except indebtedness incurred or guaranteed in the ordinary course of business;

•	make any loans or advances, except to or for the benefit of employees of iGo or its subsidiaries in the ordinary course of business;

•

except to the extent required in a written contract or agreement in existence as of the date of this Agreement or as set forth in information made available to us: (i) grant or increase any severance or termination pay to any current or former director, executive officer or employee of iGo or any of its subsidiaries; (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of iGo of any of its subsidiaries; (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements; (iv) increase the compensation, bonus or other benefits of current or former directors or executive officers of iGo or it’s a subsidiaries, or of employees of iGo or its subsidiaries; (v) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (other than as required by applicable law); (vi) provide any material benefit to a current or former director, executive officer or employee of iGo or its subsidiaries not required by any existing agreement or employee benefit plan; or (vii) take certain other actions that would result in its incurring any obligation for similar payments or benefits payable to the director, executive officer or employee of iGo or any of its subsidiaries;

•	except as required by applicable law or by GAAP, make any changes in accounting methods or practices;

•

other than in the ordinary course of business consistent with past practice, make any changes in its reporting for taxes except as required by applicable law; change or rescind any tax election; make any change to its method of reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability; or enter into any transaction outside the ordinary course of business if such transaction would give rise to a material tax liability;

•

settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on iGo’s balance sheets as contained in the Company SEC Reports and as would not have a Company Material Adverse Effect;

•	other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities;

•	make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in iGo’s fiscal 2013 capital expenditure plan made available to us;

•

enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts iGo or its subsidiaries, or that would reasonably be expected to, after the consummation of the Offer or, if necessary, the Top-Up Purchase, materially limit or restrict iGo or its subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of iGo or any of its Subsidiaries; or

•	take or agree to take any of the above actions.

Access to Information. From the date of the Purchase Agreement until the consummation of the Offer or, if necessary, the Top-Up Purchase, iGo will and will cause its subsidiaries to provide us and our representatives reasonable access during normal business hours to iGo’s and its subsidiaries’ officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish us all financial, operating and other data and information as we may reasonably requests.

No Solicitation. From the date of the Purchase Agreement until the consummation of the Offer or, if necessary, the Top-Up Purchase or, if earlier, the termination of the Purchase Agreement in accordance with its terms, iGo shall not, nor shall it permit any of its subsidiaries or representatives to, directly or indirectly;

•	solicit, initiate, or knowingly take any action to facilitate or encourage the submission of, any Takeover Proposal (as defined below);

•

approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing);

•

participate or engage in any discussions or negotiations regarding, or furnish or afford access to any person any information with respect to, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of iGo or its subsidiaries; or

•

fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to us, iGo’s recommendations in favor of the Offer, the Top-Up Purchase, the Purchase Agreement and the transactions contemplated by the Purchase Agreement.

Notwithstanding the foregoing, in response to an unsolicited written Takeover Proposal from a third party that the iGo Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or is reasonably likely to result in or lead to, a Superior Proposal (as defined below) and that the failure to take such action would create a material risk of a breach by the iGo Board of its fiduciary duties to the iGo stockholders under applicable law, iGo and its representatives may (i) furnish information with respect to iGo and its subsidiaries to the person making such Takeover Proposal and its representatives pursuant to an appropriate confidentiality agreement and (ii) conduct such additional discussions as the iGo Board shall determine.

In addition, nothing shall prohibit iGo or the iGo Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e 2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Company Common Stock, if in the good faith judgment of the iGo Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable law; provided that the iGo Board shall not recommend that the stockholders of iGo tender their Company Common Stock in connection with any such tender or exchange offer unless the iGo Board determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal.

In the event of any Takeover Proposal, iGo shall (i) promptly notify us orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making the same; (ii) contemporaneously with furnishing any non-public information concerning the iGo's business, present or future performance, financial condition or results of operations, to any third party with respect to any Takeover Proposal, furnish or make available such information to us to the extent such information has not been previously provided to us, (iii) provide to us three business days’ written notice prior to (A) withholding, withdrawing, amending or modifying in a manner adverse to us, or publicly proposing to withhold, withdraw, amend or modify in a manner adverse to us recommendations in favor of the Offer, the Top-Up Purchase, the Purchase Agreement and the transactions contemplated by the Purchase Agreement or (B) entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal, advising us that the iGo Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the iGo Board and the identity of the person making the proposal; and (iv) if we shall make a counterproposal following delivery of written notice of a Takeover Proposal or Superior Proposal, consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal.

For purposes of the Purchase Agreement, “Takeover Proposal” means any bona fide proposal or offer (and not withdrawn) from any person (other than us) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the iGo or any of its subsidiaries of (i) the assets or businesses that constitute or represent 20.0% or more of the total revenue, operating income, or fair market value of the assets of iGo and its subsidiaries, taken as a whole, or (ii) 20.0% or more of the outstanding shares of Company Common Stock, in each case other than the Offer and the Top-Up Purchase.

For purposes of the Purchase Agreement, “Superior Proposal” means, subject to certain limitations, any bona fide written offer (which is not withdrawn) in respect of (i) any transaction as a result of which the holders of Company Common Stock cease to own at least a 44.0% of the voting securities, on a fully diluted basis, of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of iGo, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving the acquisition of at least 44.0% of the outstanding Company Common Stock, on a fully diluted basis, that in any such case provides for consideration to the holders of Company Common Stock consisting of cash, securities or both cash and securities, and is on terms that the iGo Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, legal and regulatory requirements, the ability to finance the proposal, anticipated timing of and prospects for consummating the transaction contemplated by the proposal, the identity of the party making the proposal and other aspects of the proposal that the iGo Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Offer and, if necessary, the Top-Up Purchase (including the terms of any proposal by us to modify the terms of the Offer and, if necessary, the Top-Up Purchase) and (B) is reasonably capable of being completed on the terms proposed.

Indemnification of iGo Directors and Officers. All rights to indemnification existing in favor of all past directors and officers of iGo and officers and directors of iGo existing as of the consummation of the Offer or, if necessary, the Top-Up Purchase (“Indemnified Persons”), as provided in iGo’s the certificate of incorporation or bylaws and other agreements in effect as of the date of the Purchase Agreement, including provisions with respect to the advancement of expenses, shall remain continue in full force and effect.

For a period of six years after the consummation of the Offer and, if necessary, the Top-Up Purchase, iGo is required to indemnify, defend and hold harmless all Indemnified Persons to the full extent permitted by applicable law as of the date of the Purchase Agreement, against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of such Indemnified Persons’ acts or omissions in their capacities as directors or officers of iGo or its subsidiaries occurring at or prior to the consummation of the Offer or, if necessary, the Top-Up Purchase.

For six years after the completion of the offer and, if necessary, the Top-Up Purchase, subject to certain limitations, iGo is required to maintain for the benefit of iGo’s directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the consummation of the Offer or, if necessary, the Top-Up Purchase, that is substantially equivalent to, and no less favorable in the aggregate than, iGo’s policies in effect on the date of the Purchase Agreement. iGo is not required to pay premiums in excess of 300% of the current premium (the “Maximum Premium”) to obtain such insurance, provided that if the cost of such insurance would exceed the Maximum Premium, iGo is required to obtain as much coverage as can be obtained for payment of the Maximum Premium, and such requirements will be deemed to have been satisfied if iGo obtains prepaid policies prior to the effective time of the Merger.

Other Covenants; Standard of Efforts. The Purchase Agreements contains other covenants, including, but not limited to, covenants relating to access to information, takeover statutes, Section 16 matters, Section 14(f) matters, director resignations and appointments, public announcements, further assurances, notices of certain events, and preservation of iGo’s net operating losses.

iGo and we have agreed to use our reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Top-Up Purchase (if necessary) and the other the transactions contemplated by the Purchase Agreement, including (i) obtaining all material consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the transactions contemplated by the Purchase Agreement; (ii) the taking of all steps as may be necessary to obtain any material approval or waiver from, or to avoid an action or proceeding by, a governmental authority; (iii) the obtaining of all material necessary consents from third parties; (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the transactions contemplated by the Purchase Agreement; and (v) the execution and delivery of any additional instruments necessary to consummate the contemplated transactions and to fully carry out the purposes of the Purchase Agreement.

Termination. The Purchase Agreement provides that it may be terminated and the Offer may be abandoned at any time prior to the closing of the Offer:

•	by mutual written agreement of iGo and us;

•

by either iGo or us, if (i) we have not accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the offer on or prior to September 1, 2013; or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Purchase Agreement without Shares being purchased thereunder; provided, however, that the right to terminate the Purchase Agreement on these bases shall not be available to any party whose failure to fulfill any obligation under the Purchase Agreement has been the cause of, or resulted in, either such events;

•

by either iGo or us, if any judgment, ruling, order, writ, injunction or decree (“Judgment”) issued by a court of competent jurisdiction or by any federal, state, local or foreign governmental or regulatory authority, or any state or federal statute, law, ordinance, rule, judgment, decree or regulation (“Law”) or other legal restraint or prohibition making the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate the Purchase Agreement pursuant on this basis shall have used any efforts required under the Purchase Agreement to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

•

by us prior to the acceptance of Shares for payment in the Offer, if iGo shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer and (ii) is incapable of being cured or has not been cured by iGo within 30 calendar days after written notice has been given by us to iGo of such breach or failure to perform;

•

by iGo, if prior to the acceptance of Shares for payment in the Offer, (i) iGo is in compliance with its obligations related to Takeover Proposals, (ii) the iGo Board has received a Superior Proposal, and (iii) the iGo Board concurrently approves, and iGo immediately after termination of the Purchase Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

•

by iGo, if we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a Purchaser Material Adverse Effect, and (ii) is incapable of being cured or has not been cured by us within 30 calendar days after written notice has been given by iGo to us of such breach or failure to perform.

Upon the termination of the Purchase Agreement, the Purchase Agreement shall forthwith become null and void, except for certain provisions described in the Purchase Agreement relating to confidentiality and termination fees. No party shall be relieved of any liability for any material breach of, or fraud in connection with, this Agreement

Fees and Expenses; Termination Fee. Except as detailed below, the Purchase Agreement provides that all fees and expenses incurred in connection with the Offer and transactions contemplated by the Purchase Agreement will be paid by the parties incurring such fees and expenses.

If the Purchase Agreement is terminated as a result of iGo’s material breach or failure to perform of any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement and subsequent failure to cure such breach as provided in the Purchase Agreement, iGo shall reimburse us for our fees, costs and expenses incurred in connection with the negotiation and performance of our obligations under the Purchase Agreement in an amount not to exceed $375,000.

If the Purchase Agreement is terminated as a result of iGo’s approval of and entering into an agreement implementing a Superior Proposal, iGo shall (i) reimburse us for our fees, costs and expenses incurred in connection with the negotiation and performance of our obligations under the Purchase Agreement in an amount not to exceed $375,000 and (ii) pay us a termination fee (the “Termination Fee”) in an amount equal to 2.5% of the aggregate consideration contemplated by the Purchase Agreement for the purchase of the Shares in the Offer and the Top-Up Purchase.

If the Purchase Agreement is terminated as a result of our material breach or failure to perform any of our representations, warranties, covenants or other agreements contained in the Purchase Agreement and subsequent failure to cure such breach as provided in the Purchase Agreement, we shall reimburse iGo for its fees, costs and expenses incurred in connection with the negotiation and performance of its obligations under the Purchase Agreement in an amount not to exceed $375,000.

If the event the Purchase Agreement is not terminated and the transactions contemplated by the Purchase Agreement are consummated, including the Offer, iGo shall reimburse us for our fees, costs and expenses incurred in connection with the negotiation and performance of our obligations under the Purchase Agreement in an amount not to exceed $375,000.

Remedies. The reimbursement of fees, costs and expenses and payment of the Termination Fee shall be the sole and exclusive remedies of either party under the Purchase Agreement, other than the costs of recovery incurred in enforcing a party’s rights to the reimbursement of costs, fees and expenses described above or the Termination Fee.

Amendment. Subject to applicable laws and subject to the other provisions of the Purchase Agreement, the Purchase Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of iGo and us; provided, however, that after the closing of the Offer, any amendment must be approved by the Pre-Existing Independent Directors.

Third Party Beneficiaries. Except, from and after the closing of the Offer, for the rights of Indemnified Parties, the Purchase Agreement is not intended to, and will not, confer upon any other person any rights or remedies.

The Tender and Voting Agreement

In connection with the Offer, iGo and we have entered into a Tender and Voting Agreement with Adage, which beneficially owns 612,457 Shares representing approximately 21.0% of iGo’s issued and outstanding Shares. Pursuant to the Tender and Voting Agreement, Adage has agreed, among other things, to (i) tender (and not withdraw, except under certain circumstances) all Shares beneficially owned by Adage as of the date of the Tender and Voting Agreement and any Shares issued to or otherwise subsequently acquired or owned by such Adage thereafter in the Offer; (ii) support the Offer and the other transactions contemplated by the Purchase Agreement, including, among other things, by voting any Shares beneficially owned by Adage (A) in favor of the Top-Up Purchase, if necessary, (B) in favor of amendments to iGo’s certificate of incorporation and bylaws to implement restrictions preserving iGo’s net operating losses under Section 382 of the Code and to prevent any new stockholders of iGo from acquiring Shares representing 4.9% (if approved by the iGo Board, 3%) or more of the outstanding Shares of iGo, and (C) against any action intended or reasonably expected to impede, interfere with, delay or adversely affect the transactions contemplated by the Purchase Agreement; (iii) appoint us as Adage’s proxy to vote any Shares beneficially owned by Adage in accordance the matters described in subsection (ii) above; and (iv) impose restrictions on any sale, assignment, pledge, transfer or other disposition of Shares beneficially owned by Adage, except in the Offer or otherwise with the consent of iGo and us, for a period of three years after the date of the Tender and Voting Agreement.

Confidentiality and Non-Disclosure Agreement

On January 2, 2013, SP Asset Management LLC, an affiliate of ours (“SP”), and iGo entered into a confidentiality and non-disclosure agreement (the “Confidentiality Agreement”), which provides, among other things, that, in connection with an evaluation relating to a potential relationship, cooperation or transaction, each of SP and iGo would keep all confidential information relating to the other party confidential and would not disclose such information to any other persons (except to representatives of either party who were actively and directly participating in the evaluation or who otherwise had a need to know such information for the purpose of the evaluation, or as required by law) without the consent of the other party. Pursuant to the Purchase Agreement, the confidentiality obligations of SP shall also apply to us.

13. Purpose of the Offer; Plans for iGo

The purpose of the Offer is for us to acquire a significant ownership interest in iGo, together with representation on iGo’s Board, in an attempt to rejuvenate, reposition and restructure the iGo business and brand by focusing on profitable business lines and implementing a lower cost structure to achieve profitability. We will also encourage iGo to look at other business opportunities to enhance stockholder value without adversely affecting iGo’s NOLs under Section 382 of the Code. The following are some of the plans for and reasons why we believe that iGo can enhance stockholder value through repositioning the iGo business and our cost-cutting strategy:

•

By eliminating iGo’s unprofitable business lines and focusing iGo’s resources on repositioning and growing iGo’s profitable business lines and brands, we believe iGo can reduce or eliminate iGo’s ongoing losses and preserve iGo’s cash balances.

•

By eliminating much of iGo’s internal administrative structure and outsourcing it to SP Corporate Services, LLC at a lower aggregate cost, we believe iGo can experience additional cost savings generating yet more cash flow for reinvestment in and repositioning of iGo’s business.

•

By delisting iGo’s Company Common Stock and suspending its registration under the Exchange Act, we believe (i) iGo’s direct, out-of-pocket costs resulting from its reporting and other obligations under the Exchange Act, the Sarbanes-Oxley Act, NASDAQ and related public reporting company requirements (which we understand are approximately $1.6 million per year) can be reduced significantly generating cash flow for reinvestment in and repositioning of iGo’s business and (ii) that iGo’s management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to devote to repositioning and rejuvenating iGo’s business.

•

iGo has a $174 million net operating loss carry-forward that may be used to offset taxes otherwise payable on future taxable income and generate cash flow which can be used to for further reinvestment in and repositioning of iGo’s business. Because our investment is limited to 44.0% of the issued and outstanding Company Common Stock, our investment should not impair or reduce iGo’s use of those net operating loss carry-forwards under Section 382 of the Code.

•

By amending iGo’s certificate of incorporation and bylaws, subject to iGo stockholder approval, to restrict acquisitions for Company Common Stock by any new stockholders of more than 4.9% (or if approved by the iGo Board, 3%) of the issued and outstanding Company Common Stock, we believe the use of iGo’s net operating loss carry-forwards can be preserved and protected as necessary to facilitate the generation of cash flow from tax savings to be used for reinvestment in and repositioning of iGo’s business.

Upon the completion of the Offer, we will appoint two of the four members of the iGo Board, as described above. In addition, Mr. Heil, the current Chief Executive Officer and a member of the iGo Board will be terminated as an executive officer and will resign from the iGo Board. See Section 12 - “Transaction Documents - The Purchase Agreement - Post-Offer iGo Board.”

 Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in any change in the iGo Board or management or any other material change in iGo’s corporate structure or business. Because of the limitations imposed by Section 382 of the Code, we would also be prohibited from acquiring any further significant stake in iGo for three years after the consummation of the Offer.

Any statements contained in foregoing that are not historical facts, and the assumptions underlying such statements, are forward-looking statements. Words and phrases such as “further,” “would,” “will,” “vision,” “will be,” “coming,” “further,” “plans,” “would not,” and similar expressions as they relate to us or iGo are intended to identify such forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Forward-looking statements in the foregoing section include statements concerning the iGo’s future operations, business and brands, the profitability thereof, any increased cash flow anticipated from our cost cutting measures, the availability or use of iGo’s net operating loss carry-forwards to generate cash flow and the effectiveness of measures taken to protect iGo’s net operating loss carry-forwards. Actual events or results may differ materially from those described due to a number of risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of their respective dates. We are not obligated, and do not intend, to update these forward-looking statements to reflect events or circumstances after the date of this document.

14. Dividends and Distributions

We have been advised that iGo has never paid cash dividends on its Company Common Stock. Under the terms of the Purchase Agreement, iGo is not permitted to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) without our prior approval.

15. Conditions of the Offer and Top-Up Purchase

Notwithstanding any other provision of the Offer or the Purchase Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Purchase Agreement, may terminate or amend the Offer, if, immediately prior to any expiration of the Offer:

•	the Minimum Condition has not been satisfied;

•

consummation of the Offer would result, or be reasonably likely to result in, a reduction or impairment of iGo’s net operating losses of iGo under the provisions of Section 382 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses;

•	iGo has any indebtedness for borrowed money (excluding liabilities reflected on iGo’s balance sheet as of March 31, 2013);

•	iGo does not have cash, cash equivalents and marketable securities in the amount of at least $9,000,000 prior to accounting for certain cost and expenses related to consummation the Offer;

•

iGo shall not have terminated the employment of Michael D. Heil as President, Chief Executive Officer and Secretary of iGo effective immediately following the Offer closing or, if the Top-Up Purchase is necessary, the Top-Up Purchase closing date;

•	Mr. Heil and one other director of iGo shall have not resigned as directors of iGo and such vacancies filled by individuals designated by us;

•	there is a Law, regulation, injunction, Judgment or order by a governmental entity or court in effect that would make the Offer illegal or otherwise prohibit the consummation of the Offer;

•

all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with any governmental authority or other third party that are necessary to be obtained or made in connection with the consummation of the Offer, have not been obtained or made;

•

the representations and warranties of iGo in the Purchase Agreement are not true and correct except as would not have a material adverse effect on iGo, or in some cases in all material respects, as of the date of the Purchase Agreement and the Expiration Date;

•

iGo has not performed in all material respects any obligation nor complied in all material respects with any agreement or covenant of iGo to be performed or complied with by it under the Purchase Agreement prior to the Expiration Date;

•

a change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the date of the Purchase Agreement that has had or would reasonably be expected to have a Company Material Adverse Event; or

•	the Purchase Agreement has been terminated in accordance with its terms.

Notwithstanding any other provision of the Top-Up Purchase or the Purchase Agreement, we will not be required to purchase the Top-Up Shares if:

•	the Offer has not been consummated;

•

consummation of the Top-Up Purchase would result, or be reasonably likely to result in, a reduction or impairment of iGo’s net operating losses of iGo under the provisions of Section 382 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses;

•

there is a Law, regulation, injunction, Judgment or order by a governmental entity or court in effect that would make the Top-Up Purchase illegal or otherwise prohibit the consummation of the Top-Up Offer;

•

a change, event, effect, occurrence or development, individually or in the aggregate, has occurred since the date of the Purchase Agreement that has had or would reasonably be expected to have a Company Material Adverse Event;

•

iGo has not performed in all material respects any obligation nor complied in all material respects with any agreement or covenant of iGo to be performed or complied with by it under the Purchase Agreement prior to the closing of the Top-Up Purchase;

•

all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with any governmental authority or other third party that are necessary to be obtained or made in connection with the consummation of the Top-Up Purchase, have not been obtained or made; or

•	approval of the Top-Up Purchase by iGo’s stockholders, if required by applicable law, has not been obtained.

The foregoing conditions are for our sole benefit, may be asserted regardless of the circumstances giving rise to any such conditions and may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer or consummation of the Top-Up Purchase, as applicable, and in our sole discretion, in each case subject to the provisions of the Purchase Agreement. Any reference in the Offer to Purchase to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The foregoing conditions will be in addition to, and not a limitation of, our rights to extend, terminate, amend and/or modify the Offer and the Top-Up Purchase pursuant to the terms and conditions of the Purchase Agreement. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer or consummation of the Top-Up Purchase, as applicable.

16. Certain Legal Matters; Regulatory Approvals

General. As described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. As described in this Section 16, based on our examination of information provided by iGo, publicly available information filed by iGo with the SEC and other publicly available information concerning iGo, we are not aware of any governmental license or regulatory permit that appears to be material to iGo’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to iGo's business, or certain parts of iGo's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15- "Conditions of the Offer and the Top-Up Purchase."

Litigation. Based on our examination of information provided by iGo, publicly available information filed by iGo with the SEC and other publicly available information concerning iGo, iGo is not currently a party to any litigation that iGo believes, if determined adversely to it, would have a material adverse effect on its financial condition, results of operations, or cash flows.

State Takeover Laws.  A number of states (including Delaware, where iGo is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

Section 203 of the DGCL (which we refer to as "Section 203") restricts an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The iGo Board has represented that it has approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Offer and the Top-Up Purchase, as required to render Section 203 of the DGCL inapplicable to the Offer and the Top-Up Purchase.

Except as described herein, we are not aware of any other state takeover laws or regulations which are applicable to the Offer or the Top-Up Purchase and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer, the Top-Up Purchase or other business combination between us or any of our affiliates and iGo, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Top-Up Purchase and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer and the Top-Up Purchase, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or purchased pursuant to the Top-Up Purchase, or be delayed in continuing or consummating the Offer or the Top-Up Purchase. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 - "Conditions of the Offer and the Top-Up Purchase."

Other Regulatory Requirements. We conduct business in a number of foreign countries. Based upon our examination of publicly available information concerning iGo, it appears that iGo and its subsidiaries also conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained.

Appraisal Rights. Appraisal rights are not available to holders of Shares in connection with the Offer.

17. Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Computershare Trust Company, N.A., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, electronic mail, telephone, other methods of electronic communication and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer or acceptance of the Shares is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or others laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Securities and Exchange Commission in the manner described in Section 9- “Certain Information Concerning Purchaser and Certain Related Parties” of this Offer to Purchase.

Steel Excel Inc.

July 25, 2013

SCHEDULE I

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE

EXECUTIVE OFFICERS OF PURCHASER AND CERTAIN RELATED PARTIES

STEEL EXCEL INC.

Purchaser. Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser. All directors and executive officers listed below are citizens of the U.S, except Gary W. Ullman who is a citizen of Canada.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address

Warren G. Lichtenstein, Director

Executive Chairman of Steel Partners Holdings GP Inc. (“Steel Holdings GP”), the General Partner of Steel Partners Holdings L.P., a global diversified holding company. Mr. Lichtenstein is the President of our wholly-owned subsidiary Steel Sports, Inc. Mr. Lichtenstein served as the Chairman and Chief Executive Officer of Steel Holdings GP from July 2009 to February 2013; and as Executive Chairman since February 2013. Since March 2013, Mr. Lichtenstein has served as Chairman of the Board of ModusLink Global Solutions, Inc. Mr. Lichtenstein is also the Chairman and Chief Executive Officer of SP General Services LLC (“SPGS”)and the Chairman and Chief Executive Officer of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1990. He has served as a director of Handy & Harman Ltd. (“HNH”) since July 2005. He has served as a director of SL Industries, Inc. since March 2010.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

Jack L. Howard, Vice Chairman, principal executive officer and Director

President of Steel Holdings GP. Mr. Howard has served as a member of our Board since 2007, as Vice Chairman of our Board since May 2012 and principal executive officer since March 2013. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. He is the President of SPGS. He is the President of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1993. He has served as a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He has served as a director of DGT Holdings Corp. (“DGT”) since September 2011.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

John J. Quicke, Director

Managing Director and operating partner of Steel Partners LLC. Mr. Quicke has served as a member of our Board since 2007 and as our Interim President and Chief Executive Officer from January 2010 until March 2013. In March 2013 he was named President and Chief Executive Officer of our Steel Energy segment. Mr. Quicke has been associated with Steel Partners LLC and its affiliates since September 2005. He has also served as the Chief Executive Officer of Sun Well Service, Inc. since February 2011. He has served as a director of Rowan Companies, plc since January 2009. Mr. Quicke served as a director of Angelica Corporation from August 2006 to July 2008. He served as a director of Layne Christensen Company from October 2006 to June 2007. Mr. Quicke served as a director of HNH from July 2005 to December 2010. Mr. Quicke continues to serve as a Vice President of HNH, a position he has held since October 2005.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address

Gary W. Ullman, Director

Chief Executive Officer of Connies Naturals, a corporation that delivers pre-made food products to sports stadiums, theme parks and the military, since 2003. He was also the Chief Executive Officer of the Intrapac Group from 2003 until its sale in December 2011.

420 Woodland Acres, Maple, Ontario, Canada L6A1G2

John Mutch, Director

President and Chief Executive Officer of BeyondTrust Software, a privately held security software company, since October 2008. Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. He has served as a director at Agilysys, Inc. since March 2009.

c/o Beyond Trust 2173 Salk Avenue Carlsbad, CA 92008

Robert J. Valentine, Director

Sports commentator and owner of Bobby V’s Sports Gallery Café. Mr. Valentine has served as the athletic director of Sacred Heart University since February 2013. Prior to that he was the manager of the Boston Red Sox for one year. Prior to that, he was an analyst for the Entertainment and Sports Programming Network (ESPN), a global cable television network focusing on sports-related programming, since 2009. Mr. Valentine previously managed the Chiba Lotte Marines, a professional Japanese baseball team, from 2004 to 2009, the New York Mets from 1996 to 2002 and the Texas Rangers from 1985 to 1992.

225 Main Street Stamford, Connecticut 06901

James F. McCabe, Jr., Vice President, Chief Financial Officer and Assistant Secretary

Chief Financial Officer of Steel Excel Inc. (since May 2013), Handy & Harman Ltd. (since August 2008) and Steel Partners Holdings GP Inc. (since October 2011). President of SP Corporate Services LLC (since January 2012). From July 2004 to February 2007, Mr. McCabe served as Vice President of Finance and Treasurer, Northeast Region, of American Water Works Company, a public water utility.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

Leonard J. McGill, Vice President, General Counsel and Secretary

Senior Vice President, General Counsel and Secretary of Steel Partners Holdings GP Inc. Senior Vice President, Chief Legal Officer and Assistant Secretary of HNH. Mr. McGill joined Steel Partners in November 2011 and has been Senior Vice President, General Counsel and Secretary of Steel Holdings GP since January 2012. Previously, from May 2010 to October 2011, Mr. McGill was Senior Vice President, Secretary and General Counsel of Ameron International Corporation and from 2002 to 2010 was with Fleetwood Enterprises, Inc., where he was Senior Vice President, General Counsel and Secretary.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

CERTAIN RELATED PARTIES

SPH Group Holdings LLC is a Delaware limited liability company engaged in the business of making private equity and other types of private and public investments.

SPH Group LLC is a Delaware limited liability company engaged in the business of serving as the sole member of SPHG Group Holdings LLC and other affiliates.

Steel Partner Holdings L.P., a Delaware limited partnership, is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies and owns 99% of the membership interests of SPH Group LLC.

Steel Holdings GP Inc. is a Delaware corporation engaged in the business of serving as the general partner of Steel Partner Holdings, L.P., managing member of SPH Group LLC and manager of SPH Group Holdings LLC.

Steel Holdings GP Inc. Set forth below are the name and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Steel Holdings GP, Inc. All directors and executive officers listed below are citizens of the U.S.

Executive Officers and Directors of Steel Partners Holdings GP Inc.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address

Warren G. Lichtenstein, Chairman, Chief Executive Officer and Director

Chairman and Chief Executive Officer of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company Mr. Lichtenstein is the President of Purchaser’s wholly-owned subsidiary Steel Sports, Inc. Mr. Lichtenstein served as the Chairman and Chief Executive Officer of Steel Holdings GP from July 2009 to February 2013; and as Executive Chairman since February 2013. Since March 2013, Mr. Lichtenstein has served as Chairman of the Board of ModusLink Global Solutions, Inc. Mr. Lichtenstein is also the Chairman and Chief Executive Officer of SP General Services LLC (“SPGS”)and the Chairman and Chief Executive Officer of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1990. He has served as a director of Handy & Harman Ltd. (“HNH”) since July 2005. He has served as a director of SL Industries, Inc. since March 2010.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

Jack L. Howard, President and Director

President of Steel Holdings GP. Mr. Howard has served as a member of Purchaser’s Board since 2007, as Vice Chairman of the Board since May 2012 and principal executive officer since March 2013. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. He is the President of SPGS. He is the President of Steel Partners LLC and has been associated with Steel Partners LLC and its affiliates since 1993. He has served as a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He has served as a director of DGT Holdings Corp. (“DGT”) since September 2011.

c/o Steel Partners LLC 590 Madison Avenue, 32nd Floor New York, NY 10022

James F. McCabe, Jr., Chief Financial Officer

Chief Financial Officer of Steel Excel Inc. (since May 2013), Handy & Harman Ltd. (since August 2008) and Steel Partners Holdings GP Inc. (since October 2011). President of SP Corporate Services LLC (since January 2012). From July 2004 to February 2007, Mr. McCabe served as Vice President of Finance and Treasurer, Northeast Region, of American Water Works Company, a public water utility.

c/o Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022

Anthony Bergamo, Director

Vice Chairman of MB Real Estate, a property management company.  Mr. Bergamo held various positions with MB Real Estate since April 1996, including the position of Vice Chairman since May 2003. He has been chairman of Discovery Capital Management, LLC, a fund of funds, since 2004.

c/o MB Real Estate 335 Madison Avenue, 14th Floor New York, NY 10017

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years	Business Address

John P. McNiff, Director	Partner of Mera Capital Management LP, a private investment partnership, which he co-founded in 2007. Mr. McNiff has served as a director of ICM Insurance, a New York corporation, since 1999.	c/o Mera Capital Management LP 161 Washington Street, Suite 1560 Conshohocken, PA 19428

Joseph L. Mullen, Director	Managing Partner of Li Moran International, Inc., a management consulting company, since January 1994.	c/o Li Moran International 611 Broadway, Suite 722 New York, NY 10012

General Richard I. Neal, Director	President of Sisvel US, Inc. and Audio MPEG, Inc., licensors of intellectual property, since 2010. General Neal has served as President of Audio MPEG since 2003.	c/o Sisvel US, Inc. 66 Canal Center Plaza, Suite 750 Alexandria, VA 22314

Allan R. Tessler, Director

Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. Mr. Tessler served as Chief Executive Officer of Epoch Holding Corporation, a NASDAQ-listed investment management company, from February 2000 until June 2004, and has served as Chairman of the Board since May 1994.

c/o International Financial Group, Inc. 2500 North Moose Wilson Road Wilson, WY 83014

Leonard J. McGill, Senior Vice President, General Counsel and Secretary

Senior Vice President, General Counsel and Secretary of Steel Partners Holdings GP Inc. Senior Vice President, Chief Legal Officer and Assistant Secretary of HNH. Mr. McGill joined Steel Partners in November 2011 and has been Senior Vice President, General Counsel and Secretary of Steel Holdings GP since January 2012. Previously, from May 2010 to October 2011, Mr. McGill was Senior Vice President, Secretary and General Counsel of Ameron International Corporation and from 2002 to 2010 was with Fleetwood Enterprises, Inc., where he was Senior Vice President, General Counsel and Secretary.

c/o Steel Partners Holdings L.P. 590 Madison Avenue, 32nd Floor New York, NY 10022

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com